 Exhibit 10.2

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

LICENSE, DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

THIS LICENSE, DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of November 2, 2018 (the “Effective Date”), by and between TRIS Pharma, Inc., a New Jersey corporation, with corporate offices at 2033 Route 130, Suite D, Monmouth Junction, New Jersey 08852 (“TRIS”), and AYTU BioScience, Inc., a Delaware corporation, with its principal offices at 373 Inverness Parkway, Suite 206, Englewood, CO (“AYTU”). (AYTU and TRIS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, TRIS conducts pharmaceutical research and development, and develops proprietary drug delivery technologies that have application to a variety of pharmaceutical products and manufactures pharmaceutical products;

WHEREAS, TRIS has developed and received Regulatory Approval for Tuzistra XR, and reacquired the NDA for Tuzistra XR from the Former Owner;

WHEREAS, TRIS has developed and filed an NDA for CCP-08, a branded Product, for which it has received a complete response letter from the FDA dated August 4, 2017 and for which it intends to continue to pursue Regulatory Approval;

WHEREAS, AYTU develops, manufactures and distributes pharmaceutical products; and WHEREAS, AYTU desires to distribute the Products in the Territory.

Accordingly, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, agree to the following terms and conditions:

ARTICLE I - DEFINITIONS

“AAA” has the meaning set forth in Section 14.3.

“Adjusted Number of Units” means that number of Units of Product based upon each Unit being a 16 ounce bottle, so that, for example, a five ounce bottle of Product equals 0.3125 Unit, provided that one ounce bottles shall not be included in Adjusted Number of Units.

“Administrative Fee” means for any period, [**] of Net Sales of AG Product for such period, which amount is to be retained by TRIS.

“Affiliate” means any Person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party. For purposes of the foregoing, “control” shall mean, with respect to: (a) a corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof (without regard to the occurrence of any contingency); and to (b) any other entity, managerial control by virtue of a written agreement.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“AG Product” means any product, promoted, distributed, marketed, offered for sale and/or sold as a branded or non-branded generic product, or any Private Label product, under or pursuant to an approved Product NDA.

“AG Product Royalty Payments” has the meaning set forth in Section 6.9(a).

“Agency” means any Governmental Authority responsible for granting approvals for the sale of a Product.

“Agreement” means this agreement, together with all Exhibits attached hereto.

“ANDA” means an “abbreviated new drug application,” as defined in 21 U.S.C. Section 355(j) of the FD&C Act and applicable FDA rules and regulations.

“API” means an active pharmaceutical ingredient of a particular product.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers’, directors’, employees’, consultants’ or agents’ activities on behalf of such Person).

“Applicable Make Whole Payment per Unit” means for each Make Whole Payment Commercial Year, commencing with the second Make Whole Payment Commercial Year and ending with, and including, the tenth Make Whole Payment Commercial Year, the following respective amounts: [**] for the second Make Whole Payment Commercial Year; [**] for the third Make Whole Payment Commercial Year; and [**] for each Make Whole Payment Commercial Year commencing with the fourth Make Whole Payment Commercial Year through the tenth Make Whole Payment Commercial Year.

“Applicable Royalty Percentage” means with respect to a Product and the applicable period described the respective percentage set forth: [**] until no further royalty payments are due from TRIS to the Former Owner, or any assignee thereof with respect to such Product and thereafter [**] ;provided however that (i) if no royalty payments are due to the Former Owner as a result of the acquisition and ownership of such rights to such royalty payments of such Former Owner by TRIS, then the Applicable Royalty Percentage shall remain at [**] for the remaining period for which the Former Owner would have been entitled to royalty payments with respect to a Product (e.g., until [**], in the case of Tuzistra XR, and [**]), and thereafter as if no such acquisition had taken place (e.g., [**] or as provided in the last sentence of this definition); and (ii) if (and only while) no royalty payments are due to the Former Owner as a result of the acquisition and ownership of such rights to such royalty payments of such Former Owner by AYTU (and in order to avoid AYTU paying a [**] royalty to TRIS and then TRIS repaying [**] thereof back to AYTU), then the Applicable Royalty Percentage shall equal [**] for the remaining period for which the Former Owner would have been entitled to royalty payments with respect to a Product (e.g., until [**], in the case of Tuzistra XR and [**]), and thereafter as if no such acquisition had taken place (e.g., [**] or as provided in the last sentence of this definition). Notwithstanding the foregoing, after the expiration of the last to expire TRIS Patent containing a claim Covering a Product, whether or not such Patent is listed in the FDA’s Orange Book, the Applicable Royalty Percentage shall be fixed at [**] with respect to such Product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Approved Manufacturer” has the meaning set forth in Section 5.6.

“Article” means any article of this Agreement.

“Asset Sale Agreement” means that certain Asset Sale Agreement dated as of June 13, 2018, between TRIS and the Former Owner.

“AYTU’s Fault” has the meaning set forth in Section 5.5(b).

“AYTU Indemnified Party” has the meaning set forth in Section 13.1(b).

“AYTU Marks” has the meaning set forth in Section 4.10(a).

“AYTU Non-Product Specific Trademark” has the meaning set forth in Section 4.10(b).

“AYTU Patent Challenge” has the meaning set forth in Section 9.2(d).

“AYTU Product Trademark” has the meaning set forth in Section 4.10(b).

“AYTU Regulatory Documentation” means, with respect to a Product, the Regulatory Documentation prepared for such Product by or on behalf of AYTU.

“AYTU” has the meaning set forth in the preamble.

“Bankruptcy Code” means 11 USC §§ 101, et seq.

“Branded Prescription Drug Fee” means the annual fee imposed on covered entities engaged in the business of manufacturing or importing branded prescription drugs by section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)), as the same may be further amended.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA are authorized or required by law to close.

“CCP-08” is defined in the definition of Products.

“cGMP” means the current Good Manufacturing Practices regulations of the FDA set forth in 21 C.F.R. pts. 210 and 211, as amended from time to time.

“CMC” means the chemistry, manufacturing and controls of a Product, as specified by the FDA.

“Commercially Reasonable Efforts” means exercising such reasonable efforts and diligence in accordance with a Party’s reasonable business, legal, medical and scientific judgment and in a manner consistent with and in accordance with the efforts and resources such Party would use for a pharmaceutical product owned, licensed in, or controlled by such Party which is of similar market potential at a similar stage of its product life, taking into account the competitiveness of the marketplace (including the number of competing products), the proprietary position of such product, issues of safety and efficacy, the regulatory environment, and the profitability of such product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means AYTU’s Common Stock, par value $0.0001 per share.

“Competing Product” has the meaning set forth in Section 3.3.

“Confidential Information” has the meaning set forth in Section 10.1(a).

“Control” means, with respect to an item of information or Intellectual Property Right, the possession of the ability by ownership, license or otherwise (other than by operation of the license and other rights pursuant to this Agreement) to assign or grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

“Cover” means, with respect to a claim of a Patent and a Product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such Product (considering claims of patent applications as issued with the then-pending claims even though pending).

“Development” means pre-clinical and clinical drug development activities which occur prior to or as a condition of Regulatory Approval including, among other things: test method development and stability testing, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, scale-up and post approval changes and requirements, pre- clinical and clinical studies, regulatory filing submissions and pre-approvals, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 10.1(a).

“Dispute” has the meaning set forth in Section 14.3.

“Drug Master File” or “DMF” means a drug master file, as further described in 21 C.F.R. 314.420, that is intended for submission or submitted to the FDA in support of an IND and/or NDA and containing detailed information regarding the CMC of a drug product.

“Effective Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Resolution Period” has the meaning set forth in Section 14.3.

“Expense Allocation” means fifty percent (50%) with respect to each of TRIS and AYTU.

“Facility” means the manufacturing facility(ies) of TRIS at which the Product is manufactured.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations of the FDA promulgated thereunder.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA Fiscal Year” means a twelve (12) month period, commencing on October 1 and ending on September 30. For purposes of this Agreement: the 2019 FDA Fiscal Year shall be deemed to have commenced on October 1, 2018.

“FDA Letter” means the FDA warning letter dated March 26, 2018.

“Firm PO” has the meaning set forth in Section 5.2(a).

“First Commercial Sale” means, for each Product, the first sale by AYTU, its Subsidiaries or its sublicensees after the Effective Date for end use or consumption of such Product in an arm’s length sale in the United States, and in the case of CCP-08, after the FDA has approved the NDA for such Product.

“Fiscal Quarter” means each period of three (3) months ending on March 31, June 30, September 30 or December 31.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Forecast” has the meaning set forth in Section 5.1.

“Forecast Delivery Date” has the meaning set forth in Section 5.1.

“Former Owner” means Vernalis (R&D) Limited, or any permitted assignee or successor of the Former Owner’s rights under the Asset Sale Agreement.

“Freight Charges” has the meaning set forth in Section 5.3.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time applied on a consistent basis.

“Generic Equivalent” means with respect to a product, a generic pharmaceutical product that is therapeutically equivalent to such product, where “therapeutically equivalent” means: an AA or AB rating is assigned to such product’s entry in the list of drug products with effective approvals published in the then-current edition of FDA’s publication “Approved Drug Products with Therapeutic Equivalence Evaluations” and any current supplement to the publication (also known as the “Orange Book”) referred to in 21 C.F.R. 314.3 and such product is covered by an ANDA.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any securities exchange), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Margin”: means (x) Net Sales of the AG Products by TRIS or its Subsidiaries (calculated in the same manner as set forth in the definition of “Net Sales,” which shall apply mutatis mutandis as if such sales were sales by AYTU, its Subsidiaries and sub-licensee), minus (y) the sum of (j) the Administrative Fee; (k) the Transfer Price; and (l) royalties payable to the Former Owner.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Hatch-Waxman Act” means the Drug Price Competition and Patent Restoration Act of 1984, as amended.

“Hatch-Waxman Certification” has the meaning set forth in Section 7.2(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application, as described in 21 CFR part 312, or other equivalent name that is defined by the Regulatory Authority, which must be approved by Regulatory Authority or otherwise go into effect prior to conducting clinical trials with respect to a Product in the Territory.

“Ineligible Month” has the meaning set forth in Section 6.4(a).

“Initial Forecast” has the meaning set forth in Section 5.1.

“Initial Launch Quantities” means the Launch quantities of Product ordered by AYTU for Tuzistra XR on the Effective Date or within one Business Day thereafter, consisting of [**] bottles, and one batch of one ounce bottles of Tuzistra XR, and the labels for which may be stickered over to reflect, among other things, AYTU’s NDC code.

“Intellectual Property Rights” means, with respect to a Person, any and all existing and future proprietary rights (whether owned by or licensed to such Person), including property rights, know-how rights (including without limitation, manufacturing, mixing and production procedures, all in vivo or clinical, pharmacology, toxicology, safety and efficacy data, formulary submissions, pharmaco-economic data, and other such information useful or required in preparing applications for or obtaining or maintaining Regulatory Approval and/or for the manufacturing, packaging, marketing and/or testing of a product), trade secret rights, manufacturing, mixing and production copyrights, design rights, any existing or future patents and patent applications in the Territory and all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions or other government actions which extend the subject matter of the foregoing, and any corresponding patents, patents of addition, granted or registered and all other intellectual property rights in the Territory (including without limitation the right, if any, to sue or bring other actions for past, present and future infringement of such Intellectual Property Rights) as well as any rights that accrue under supplementary protection certificates or the like.

“Inventory Reports” has the meaning set forth in Section 5.1.

“Knowledge” means for purposes of Article XI: when used with respect to TRIS, the actual knowledge of the representatives of TRIS listed in Schedule I, as of the Effective Date; and when used with respect to AYTU, means the actual knowledge of the representatives of AYTU listed in Schedule II, as of the Effective Date.

“Label”, “Labeled” or “Labeling” means, when used as a noun, all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with such Product, or (ii) any written material accompanying such Product, including, without limitation, package inserts, in each case that is subject to FDA review. When used as verb, Label means to affix or insert a Label.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Launch” means the first commercial shipment of a Product by AYTU or its Subsidiaries to Third Party customers in the Territory, and in the case of CCP-08, after receipt by TRIS of Regulatory Approval for such Product from the relevant Agency in the Territory.

“Launch Date” means the date of the Launch of a Product.

“Loss” or “Losses” has the meaning set forth in Section 13.1(a).

“Make Whole Payment Commercial Year” means (x) the period from the first day of the calendar month in which the Launch of the first Product to be launched occurs and ending the earlier of (i) twelve months thereafter or (ii) the termination or expiration of the Term of this Agreement with respect to both Products and (y) each period while the Term of either Product is in effect beginning on an anniversary of a Make Whole Payment Commercial Year and ending the earlier of (i) twelve months thereafter or (ii) the termination or expiration of the Term of this Agreement with respect to both Products.

“Market” means to promote, advertise, distribute, market, offer to sell and/or sell for purposes of a commercial sale, and “Marketing” and “Marketed” have a corresponding meaning.

“Marketing Plan” has the meaning set forth in Section 4.2.

“Medium Bottle Size” has the meaning set forth in Section 3.4.

“Minimum Unit Sales Commitment” means with respect to each Make Whole Payment Commercial Year, commencing with the second Make Whole Payment Commercial Year and ending with, and including, the tenth Make Whole Payment Commercial Year, the following respective number of Units of [**] bottles of Product: [**] for the second Make Whole Payment Commercial Year; [**] for the third Make Whole Payment Commercial Year; and [**] for each of the fourth through the tenth Make Whole Payment Commercial Years.

“Minimum Unit Sales Commitment Shortfall” means with respect to each Make Whole Payment Commercial Year, commencing with the second Make Whole Payment Commercial Year and ending with, and including, the tenth Make Whole Payment Commercial Year, the difference of (i) the Minimum Unit Sales Commitment for such Make Whole Payment Commercial Year, minus (ii) the Adjusted Number of Units sold during such Make Whole Payment Commercial Year which were included in the Net Sales reported for such Make Whole Payment Commercial Year and included in the calculation of Royalty Payments.

“NDA” means a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. Section 355(b) of the FD&C Act.

“NDA Approval” means with respect to a Product the FDA has granted approval to Market such Product that is the subject of an NDA in the United States.

“NDA Approval Milestone” is defined in Section 2.1(b).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Net Sales” means with respect to each Product, the gross amount invoiced for sales of such Product in arm’s length sales by AYTU, its Subsidiaries and licensees, if any, to Third Parties, commencing with the First Commercial Sale of such Product, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated: (i) credits, price adjustments or allowances for damaged products (to the extent not covered by insurance), returns, rejections or recalls of Product, and related destruction and processor fees; (ii) normal and customary trade, cash and quantity discounts, off-invoice discounts, allowance for doubtful accounts or other allowances and credits (other than price discounts granted at the time of invoicing which have been already included in the gross amount invoiced); (iii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, administrators of the Medicare Coverage Gap Discount program or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any invoiced freight, postage, shipping, insurance and other transportation charges; (v) sales, value-added (to the extent not refundable in accordance with Applicable Law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale). Net Sales shall not include samples where no value is paid. Net Sales, as set forth in this definition, shall be calculated, in accordance with GAAP. For purposes of determining Net Sales, (a) any Product shall be deemed to be sold when invoiced; and (b) sales between or among AYTU, its licensees and their respective Affiliates shall be excluded from the computation of Net Sales, but shall be included in Net Sales upon first sale to a Third Party. For the avoidance of doubt, the Branded Prescription Drug Fee shall not be deducted in computing Net Sales. It is the expectation of the Parties that deductions from gross sales in determining net sales will be made to reflect the categories of deductions historically made that are listed on Schedule 11.2(l).

“Orange Book” is defined in the definition of Generic Equivalent.

“Package” or “Packaging” means, when used as a noun, all primary and secondary containers, including cartons, shipping cases and other like matter used in packaging or accompanying the Product. When used as a verb, “Package” means to insert into a Package.

“Party” has the meaning set forth in the preamble.

“Patents” means (a) all United States patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re- examinations interpartes review, post-grant review, supplemental reviews and extensions (including any patent term extensions, patent term adjustments or similar) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection, or any importation to any of such foregoing patent applications and patents.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“PDUFA Program Fees” means the annual fee assessed by the FDA on prescription drugs pursuant to Section 736(a) of the FD&C Act and any successor or similar fees.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Pharmaceutical Producer Price Index” means the “Producer Price Index – Pharmaceutical Preparations” (Code PCU325412325412) published by the U.S. Bureau of Labor Statistics (which as of the Effective Date is available via the following link: https://data.bls.gov/timeseries/PCU325412325412) or, if same is no longer published, the successor index published by the U.S. Bureau of Labor Statistics.

“Pricing Approval” means any approval or authorization of any Governmental Authority establishing prices for the Product in a jurisdiction in the Territory.

“Private Label” means Product resold under the trade name or house brand name of a retail store or chain.

“Products” means (i) Tuzistra XR having as its active ingredients codeine polistirex and chlorpheniramine polistirex in an extended release oral suspension (“Tuzistra XR”) and (ii) CCP-08 (“CCP-08”), for which marketing approval has been sought by TRIS in the United States under NDA # 209561, in each case formulated to be orally consumed, and to be supplied by TRIS hereunder. Unless the context indicates otherwise the term “Product” refers to both AG Product, if any, and Product that is not AG Product. Each of Tuzistra XR and CCP-08 is referred to as a Product.

“Product Claim” has the meaning set forth in Section 13.3.

“Product NDA” means the NDA obtained by TRIS related to a Product.

“Product Specifications” means the specifications for a Product set forth by TRIS in the NDA for such Product, as the same may be amended by TRIS from time to time based on FDA input, and otherwise.

“Product Technology” with respect to a Product means TRIS’ Intellectual Property Rights with respect to such Product.

“Quality Agreement” is defined in Section 8.3.

“Quarterly Payment Report” has the meaning set forth in Section 6.3(b).

“Recall” has the meaning set forth in Section 5.5.

“Receiving Party” has the meaning set forth in Section 10.1(a).

“Regulatory Approval” means the license or marketing approval by the FDA that is necessary as a prerequisite for marketing the Product in the Territory.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Reimbursement Approval” means any approval or authorization of any Governmental Authority establishing a health insurance or drug reimbursement scheme for the Product in a jurisdiction in the Territory.

“Regulatory Authority” means the FDA, and/or any successor official body, whose approval is required by Applicable Law to Market, manufacture, test and/or Package a Product in any jurisdiction in the Territory.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all INDs and Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, solely relating to a Product, and all data contained in any of the foregoing, including all INDs, drug approval applications, regulatory drug lists, advertising and promotion documents, clinical data, adverse event files and complaint files but excluding Drug Master Files.

“Rejection Notice” has the meaning set forth in Section 5.4(a).

“Royalty Make Whole Payment” has the meaning set forth in Section 6.4(a).

“Royalty Payment” has the meaning set forth in Section 6.3(e).

“Royalty Term” means with respect to each Product the period from the Effective Date and shall expire, on a Product-by-Product basis, upon the later of (i) twenty (20) years from such Product’s First Commercial Sale, (ii) the last to expire TRIS Patent containing a claim Covering such Product, or (iii) a Third Party Generic Launch of a Generic Equivalent of such Product.

“SEC Reports” shall have the meaning ascribed to such term in Section 11.3.

“Section” means any section of this Agreement.

“Securities” means the Shares and the common stock into which the Shares are convertible.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Preferred Stock” means AYTU’s Series D Convertible Preferred Stock, par value, $0.0001 per share.

“Service Level” means, with respect to a Product, for any period of consecutive months, the quotient resulting from dividing (a) the actual quantity of conforming Product that TRIS delivers to AYTU during that period in fulfillment of AYTU’s Firm POs for such Product, by (b) the total quantity of such Product that AYTU requests, in accordance with the delivery terms specified in Section 5.2 (and the forecast requirement of Section 5.1), to be delivered to AYTU during that period based on AYTU’s ordered quantities, expressed as a percentage, after giving effect to the last sentence of the first paragraph of Section 5.3.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Shares” means the shares of Series D Preferred Stock issued or issuable to TRIS pursuant to this Agreement.

“Sublicensee” is defined in Section 3.1.

“Subsequent Forecast” has the meaning set forth in Section 5.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s income, gains and losses and shall be the sole managing director, manager or general partner of such business entity (other than a corporation), as applicable, or control the majority of managing directors, managers or general partners of such business entity (other than a corporation), as applicable, and such sole, or majority of, the managing directors, managers or general partners control such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supply Interruption” has the meaning set forth in Section 5.7(b).

“Supply Resumption Notice” has the meaning set forth in Section 5.7(c).

“Take and Pay Event” has the meaning set forth in Section 9.3(a)(v).

“Term” means the period of time specified in Section 9.1.

“Territory” means the United States (including all of its states, territories and possessions).

“Third Party” means any entity other than TRIS or AYTU, and their respective Subsidiaries.

“Third Party Generic Launch” means with respect to a Product, the first commercial shipment of Generic Equivalent of such Product by a Third Party to customers in the Territory.

“Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

“Transfer Price” has the meaning set forth in Section 6.1(a).

“Triggering Event” has the meaning set forth in Section 5.7.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“TRIS” has the meaning set forth in the preamble.

“TRIS’ Fault” has the meaning set forth in Section 5.5(a).

“TRIS Indemnified Party” has the meaning set forth in Section 13.1(a).

“TRIS Marks” has the meaning set forth in Section 4.10(a).

“TRIS Patent Rights” has the meaning provided in Section 9.2(d).

“TRIS Regulatory Documentation” means, with respect to a Product, the Regulatory Documentation prepared for such Product by or on behalf of TRIS.

“TRIS Royalty Payments” has the meaning provided in Section 6.9(c).

“Tuzistra XR” is defined in the definition of Product.

“Unit” means, a [**] bottle or such alternative bottle size as set forth in the applicable Product Specifications.

“Upfront Cash Payment” means a payment of [**] from AYTU to TRIS on the Effective Date.

“Upfront Stock Issuance” means the issuance on the Effective Date of 400,000 shares of Series D Preferred Stock to TRIS.

“WAC” means wholesale acquisition cost.

ARTICLE II – REGULATORY

2.1           General.

(a)           On or promptly following the Effective Date, as consideration for the Upfront Cash Payment and Upfront Stock Issuance, TRIS shall transfer the Tuzistra XR Product NDA to AYTU and shall (i) send to the FDA (with a copy to AYTU) any required properly executed forms (i.e., FDA Forms 356h and 1571, if applicable) and a letter transferring the NDA for such Product to AYTU and (ii) provide the TRIS Regulatory Documentation related to such Product, excluding any DMFs or the contents thereof, to AYTU.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           TRIS shall use Commercially Reasonable Efforts to (i) obtain Regulatory Approval of an NDA for CCP-08; and (ii) interact with the FDA regarding such Product. TRIS, at all times until Regulatory Approval for such Product, shall remain the owner of the NDA for the Product. On a Fiscal Quarter basis during the Term until Regulatory Approval, and at such additional times as AYTU may reasonably request in writing, TRIS shall advise AYTU of the status of receipt of FDA approval of the NDA for such Product. Unless otherwise agreed to by the Parties in writing, TRIS shall bear the costs and expenses relating to the Development of the Product and obtaining any Regulatory Approval. Without limiting the generality of the foregoing, TRIS shall pay the human drug application and supplement fees, assessed under Section 736(a)(1) of the FD&C Act, related to the filing and prosecution of Regulatory Approval of the CCP-08 Product until the FDA’s granting of approval to Market the Product in the United States. TRIS will provide notice to AYTU within three Business Days of receipt of Regulatory Approval of CCP-08. Within ten (10) Business Days of TRIS’ delivery of such notice, AYTU shall pay to TRIS [**] in immediately available funds (“NDA Approval Milestone”). For the avoidance of doubt, TRIS shall be responsible for payment of all fees payable with regard to CCP-08 up to and including Regulatory Approval, including the NDA submission PDUFA fee for CCP-08, but excluding any PDUFA Program Fee assessed upon approval. Following receipt of the NDA Approval Milestone, and as consideration for the NDA Approval Milestone TRIS shall transfer the CCP-08 Product NDA to AYTU and shall (i) send to the FDA (with a copy to AYTU) any required properly executed forms (i.e., FDA Forms 356h and 1571, if applicable) and a letter transferring the NDA for such Product to AYTU and (ii) transfer the TRIS Regulatory Documentation related to such Product, excluding any DMFs or the contents thereof to AYTU.

(c)           The CMC section of a Product NDA will reference TRIS’ DMF for such Product. TRIS shall solely and exclusively own the DMFs for the Products and the information contained therein, and AYTU shall have no ownership interest in such DMFs or any right to access the contents thereof. TRIS shall be responsible for assuring that throughout the Term of each Product each such DMF shall be in the form appropriate for (i) filing with the Regulatory Authorities in the United States, complying with all requirements under Applicable Law, including but not limited to those specified in 21 C.F.R. 314.420, regarding the referencing of DMFs in FDA submissions, and (ii) obtaining and for maintaining the NDAs for the Products in the United States. AYTU shall have the right of reference to all DMFs for all Products, solely for the purpose of filing for, maintaining and supplementing any Regulatory Approval in the Territory, provided that AYTU shall bear any expenses (including reasonable and documented out-of-pocket expenses of TRIS) in respect of exercising any such right of reference.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d)           During and after the Term, AYTU shall permit TRIS access to, and hereby grants TRIS, at no cost or fee, the perpetual and irrevocable right to reference and use (and for such purpose, copy), whether within or without the Territory, all Regulatory Documentation Controlled by AYTU for TRIS’ or its Affiliates use in the Development, manufacture, Regulatory Approval and/or Marketing of any pharmaceutical product of TRIS, its Affiliates or any licensee, including, without limitation, any Product outside of the Territory. In furtherance of the foregoing but for no other purpose, AYTU shall, promptly upon the request of TRIS, deliver a letter to the FDA (or the relevant Regulatory Authority) authorizing TRIS to reference and use the applicable Regulatory Documentation Controlled by AYTU related to Products (including, without limitation, the Product NDAs) in the Territory, at no cost or fee, for TRIS’ use in the Development and/or regulatory approval of any such pharmaceutical products within or without the Territory. Without limiting the foregoing, if requested, AYTU shall provide to TRIS a copy, at TRIS’ expense, of the entire “dossier” relating to such Regulatory Approval (including, without limitation, the clinical data package and all raw data supporting same), provided that TRIS shall bear any expenses (including reasonable and documented out-of-pocket expenses of AYTU) in respect of exercising any such right of reference or obtaining such information. AYTU shall, on written request by TRIS or its Affiliate or sublicensee, provide to the requesting party and to any specified Regulatory Authority a letter, in the form reasonably required by the requesting party, acknowledging that the requesting party has the right of reference to any such Regulatory Approval for such purposes. Such right of reference attaches to the rights to such pharmaceutical products, and AYTU shall ensure that any transferee or assignee of rights in the applicable Product shall also grant such rights of reference to TRIS and its Affiliates and sublicensees. AYTU acknowledges and agrees that TRIS Regulatory Documentation has application beyond the Products subject to this Agreement, and subject to Article 10 constitutes TRIS’ Confidential Information; and TRIS acknowledges and agrees that AYTU Regulatory Documentation, subject to Article 10, constitutes AYTU’s Confidential Information.

(e)           During and after the Term, each Party shall reasonably cooperate with other Party and provide information and documents in its possession or Control as the other Party may reasonably request (specifically excluding the provision by TRIS of CMC information as contemplated in 2.1(c)) as necessary for such other Party’s compliance with regulatory requirements and other Applicable Laws related to the Products.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

2.2           Maintenance of Regulatory Approval. AYTU shall be responsible for all fees in connection with the transfer of a Product NDA (whether arising prior to or upon such transfer and whether relating to Tuzistra XR or CCP-08), including fees arising in connection with additional documents required to be filed prior to, in anticipation of or upon transfer of the NDA. AYTU shall be responsible for the PDUFA Program Fee for the 2019 FDA Fiscal Year and for the PDUFA Program Fees for all subsequent FDA Fiscal Years during the Term, it being understood that such PDUFA Program Fee for the 2019 FDA Fiscal Year has been paid by TRIS with respect to Tuzistra XR and as a result AYTU shall pay the same to TRIS on the Effective Date. Following such transfer of ownership of a Product NDA (whether relating to Tuzistra XR or CCP-08), AYTU shall during the Term of a Product, at its sole expense, be responsible for maintaining and shall use Commercially Reasonable Efforts to maintain the NDA for such Product (other than the DMFs with respect thereto), including the filing of all annual and other reports or filings required by the FDA or any other Governmental Authority, the performance and submission of stability studies on batches of such Product as may be required under FDA regulations (it being understood that such studies will be conducted by TRIS) and the preparation and filing of any notices, amendments or supplements as may be required to change or add another source of supply of the APIs for such Product and the payment of PDUFA Program Fees (in addition to the 2019 PDUFA Program Fee as aforesaid) and all other fees payable to the FDA (other than the PDUFA submission/application fee for CCP-08). To the extent not already held by TRIS, AYTU shall promptly provide TRIS (other than with respect to pharmacovigilance which will be governed by Section 2.4 and the Safety Data Exchange Agreement contemplated therein) with complete copies of all applications, submissions, filings and regulatory correspondence to or from the FDA or other Regulatory Authority relating to a Product. AYTU will file and maintain the Product drug listing under its labeler code and will submit all marketing materials to OPDP (formerly DDMAC) with a copy to TRIS. For the avoidance of doubt all post-marketing clinical trials and commitments with respect to Products shall be the sole responsibility, and at the sole cost and expense of AYTU. Notwithstanding anything to the contrary contained in this Agreement, changes to a Product NDA that relate in any respect to the information in TRIS’ DMF, as the same may be amended, shall be made solely as directed by TRIS and AYTU agrees to promptly make such changes and associated FDA filings as directed by TRIS. For the avoidance of doubt, if changes made or proposed to be made by TRIS in its DMF relating to CMC for a Product, are also required to be reflected in other parts of the NDA, or otherwise reported to the FDA, then AYTU will make such filings in the form and on the timetable requested by TRIS, at AYTU’s expense.

2.3           Ownership of Technical Information. As between the Parties, (a) all Intellectual Property Rights and inventions related primarily to a Product, whether developed pursuant to this Agreement or otherwise, shall be owned solely by TRIS during and after the Term of such Product, and (b) all Intellectual Property Rights used in the formulation, manufacture, Labeling and/or Packaging of a Product (excluding AYTU Marks), whether developed pursuant to this Agreement or otherwise shall be solely owned by TRIS during and after the Term of such Product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

2.4           Adverse Event Reporting.

(a)           The Parties will negotiate and enter into a Safety Data Exchange Agreement for the Products in a form mutually agreed to before the Launch of the first Product. AYTU shall prepare all adverse drug experience reports to be filed with the FDA pursuant to 21 CFR §§ 314.80(b) and (c) and provide copies to TRIS prior to the date required to be filed pursuant to such regulations, and where practicable at least five (5) days prior to such date. AYTU as the Product NDA holder shall file such reports with the FDA. AYTU will comply with Schedule 7.11 of the Asset Sale Agreement (dealing with pharmacovigilance) as if it were TRIS and provide to TRIS copies of all written communications provided to or by it by Former Owner and TRIS will provide to AYTU all information provided to it pursuant to such schedule by the Former Owner. Until May 31, 2019, AYTU will timely provide to TRIS, field alerts, warning letters and adverse event reports, and other information reasonably requested by TRIS to enable TRIS to comply with its monthly reporting obligations under the last sentence of Section 7.12 of the Asset Sale Agreement.

ARTICLE III

GENERAL COMMERCIAL OBLIGATIONS

3.1           Exclusive Distribution. TRIS hereby grants to AYTU the exclusive right (except as expressly stated herein, even as to TRIS and its Affiliates) to Market the Product solely as a branded product (expressly excluding a non-branded generic or a Private Label product) in the Territory during the Term. Such exclusive right (i) is non-sub-licensable except as provided in this Section 3.1 and (ii) may only be transferred in accordance with an assignment of this Agreement pursuant to Section 14.8. AYTU may appoint sublicensees with TRIS’s prior written consent (each, a “Sublicensee”), which consent shall not be unreasonably withheld, conditioned or delayed. Each sublicense agreement shall provide for the following: (i) AYTU guarantees (pursuant to a guaranty acceptable to TRIS) and is responsible and liable to TRIS for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of any Product by its Subsidiaries or Sublicensees and their compliance with all applicable terms of this Agreement (as if there was no Sublicensee); (ii) such sublicense agreement permits AYTU to assign to TRIS such sublicense agreement; (iii) such sublicense agreement requires such Sublicensee to observe all other applicable terms of this Agreement; and (iv) each such Affiliate or Sublicensee agrees in writing with TRIS to maintain appropriate and accurate books and records and to permit TRIS to inspect and copy such records and visit such Sublicensee’s facilities and to observe all other applicable terms, of this Agreement. No right or license other than those specifically granted to AYTU under this Section 3.1 are granted, and rights not specifically granted to AYTU herein are hereby explicitly retained by TRIS, including, without limitation the right to manufacture each Product and to exclusively supply each Product to AYTU (except as otherwise expressly set forth in this Agreement).

3.2           Supply. Subject to the terms and conditions of this Agreement, from and after the Effective Date, during the Term of a Product: (1) TRIS shall use Commercially Reasonable Efforts to manufacture, or have manufactured, Label and Package, and supply to AYTU, all of AYTU’s and its Subsidiaries’ and/or sublicensees’ requirements of such Product and (2) except as expressly provided in Section 6.9, TRIS shall not manufacture such Product for, or supply a Product to, any Third Party for sale in the Territory without the prior written consent of AYTU. Subject to the terms and conditions of this Agreement, and without limiting any other restrictions contained in this Agreement, from and after the Effective Date, during the Term of a Product AYTU shall purchase all of AYTU’s and its Subsidiaries’ requirements of such Product from TRIS (except as otherwise set forth in this Agreement).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

3.3           Covenant Not to Market Competing Products. Except as expressly contemplated by the terms of this Agreement, the Parties and their respective Subsidiaries shall not, and shall not negotiate to or agree to, (1) develop, file for Regulatory Approval, acquire, license, manufacture anywhere for use in the Territory, or (2) Market or otherwise commercialize in or for the Territory, any pharmaceutical product that is (A) a Generic Equivalent to a Product, (B) an AG Product with respect to a Product, or (C) any extended release or delayed release prescription cough/cold medicine containing codeine, either alone or with a Third Party (each, a “Competing Product”) during the Term of a Product. Notwithstanding the foregoing, clause (C) shall not prevent either Party from developing, manufacturing and Marketing, a Generic Equivalent (whose approval is or will be based on an ANDA) of a Third Party extended release or delayed release prescription cough/cold medicine containing codeine product which Third Party product was approved pursuant an NDA and such product shall not be deemed a Competing Product. If TRIS engages any Third Party to use TRIS’ modified release technology for liquid suspension products to manufacture Product, it shall enter into an agreement with such Third Party whereby such Third Party agrees not to Market a Generic Equivalent to such Product during the Term of such Product.

3.4           Packaging and Labeling. The Parties shall reasonably cooperate to change the Label of Tuzistra XR so that such Product may be Launched as soon as reasonably practicable after the Effective Date (the “Tuzistra XR Initial Label Changes”). Within three (3) months of the Effective Date, AYTU shall supply to TRIS, in a timely fashion, its logo and the layout required to Label the CCP-08 Product in accordance with Applicable Laws and Section 4.10(a). TRIS shall be responsible, at its sole cost and expense, for securing any approvals required by Agencies in the Territory or other applicable Regulatory Approvals for the initial Label for the CCP-08 Product, and shall use Commercially Reasonable Efforts, at its own cost and expense (including stability testing) to develop a bottle size smaller than [**] and larger than [**], which the Parties currently expect will be a [**] bottle size (the “Medium Bottle Size”) with the exact size determined in TRIS’ sole discretion after consultation with AYTU for the Products; provided however, that costs and expenses of Labeling design (except for the Tuzistra XR Initial Label Changes) and filings and interactions with Regulatory Authorities shall be at the sole cost and expense of AYTU for any post-NDA Approval Regulatory Approval. All changes to Labels or Packaging prior to Regulatory Approval shall be at AYTU’s sole cost and expense. Any changes or supplements to the Labeling for any Product following the transfer of the NDA for a Product to AYTU shall be at AYTU’s sole cost and expense; provided, however, that the costs and expenses of the Tuzistra XR Initial Label Changes, other than incurred with respect to filings and interactions with Regulatory Authorities, shall be at TRIS’ sole cost and expense. In the event that AYTU wishes to modify or change the Label for a Product, other than such changes to the Label as of the Effective Date on Tuzistra XR to effectuate the Tuzistra XR Initial Label Changes, AYTU shall provide at least sixty (60) days’ advance notice of such desired change to TRIS and forward such modifications or changes to TRIS for incorporation into the Packaging and Labeling of such Products. All reasonable costs relating to changes in the Labels or Packaging, other than changes with respect to the Label of Tuzistra XR existing as of the Effective Date which are necessary to effectuate the Tuzistra XR Initial Label Changes, including artwork, as well as destruction and other costs (including TRIS’ reasonable and documented out-of-pocket costs and expenses) relating to Labels or Packaging that are no longer usable, shall be paid by AYTU to TRIS within thirty (30) days of invoice to AYTU including, for example, expenses of Labels or Packaging materials that are no longer useable by TRIS in the Packaging or Labeling of the Products because of (a) TRIS’ reliance on the Forecasts provided pursuant to Section 5.1 hereof, or (b) changes requested by AYTU.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

3.5           Patent Marking. The Products shall be marked with the number of each TRIS issued patent that applies to such Products in a manner to provide sufficient notice under 35 U.S.C. § 287(a) and other Applicable Law. In the event that the Product cannot be marked itself, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper, as appropriate to provide sufficient notice under 35 U.S.C. § 287(a) and other Applicable Law.

3.6           Signing Payment, and Milestone Payments. Simultaneous with the Parties’ execution of this Agreement, in addition to reimbursing TRIS via wire transfer for the [**] 2019 PDUFA Program Fee pursuant to Section 2.2, AYTU shall pay TRIS the Upfront Cash Payment via wire transfer of immediately available funds as directed by TRIS, and issue and deliver to TRIS stock certificates (or electronic delivery as may be requested by TRIS) for the Upfront Stock Consideration, which payments and issuance shall be non-refundable and non- creditable. In addition, AYTU shall pay the following non-refundable and non-creditable one- time milestone payments (each of which shall be payable by wire transfer in immediately available funds as directed by TRIS): (i) the NDA Approval Milestone following NDA Approval of CCP-08, as set forth in Section 2.1(b); (ii) [**] payable on the earlier of (A) the third anniversary of the Effective Date and (B) the date when cumulative combined aggregate Net Sales of all Products since the Effective Date, by AYTU, its Subsidiaries and Sublicensees exceed [**], and (iii) [**] if and when cumulative combined aggregate Net Sales of all Products since the Effective Date by AYTU, its Subsidiaries and Sublicensees exceed [**]. For the avoidance of doubt, for purposes of each of the foregoing clauses (ii) and (iii) cumulative combined aggregate Net Sales of the Products by AYTU and its Subsidiaries shall, in each such case, be calculated from the Effective Date through the applicable date of determination and no payment made or payable pursuant to any such clause shall be credited against or otherwise reduce any payment payable under another clause (so that total payments made and required to be made pursuant to this Section 3.6(a) when the milestones set forth in Section 3.6(a)(i), (ii) and (iii) are achieved shall aggregate [**].

ARTICLE IV

COMMERCIALIZATION

4.1           General Diligence Obligation. Subject to the terms and conditions of this Agreement, with respect to CCP-08, following approval of the CCP-08 Product NDA, and with respect to Tuzistra XR, after the Effective Date, AYTU will exercise Commercially Reasonable Efforts to Market the Products to customers in the Territory during the Term of each such Product in accordance with the terms of this Agreement and with Applicable Law. Such efforts shall include, without limitation, the Launch of each Product not later than the required Launch Date for such Product, as set forth in Section 4.6, the preparation of an annual Marketing Plan for such Product, sales projections for such Product on an annual and Fiscal Quarter basis and such other responsibilities as more specifically provided herein. Without limiting the foregoing, AYTU shall:

(i)           Perform pre-commercialization analysis, planning, market preparation and related Marketing activities for such Product in the Territory;

(ii)           Use Commercially Reasonable Efforts to Market such Product in the Territory (in the case of CCP-08 following TRIS’ receipt of Regulatory Approval of such Product), regardless of whether such Product has been listed on any formulary;

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(iii)           Maintain records, in sufficient detail, which shall be complete and accurate in all material respects to reflect activities and results in connection with the Marketing of such Product;

(iv)           Use Commercially Reasonable Efforts to retain sufficient personnel who are qualified and experienced in the conduct of AYTU’s responsibilities in the Marketing of such Products;

(v)           Use Commercially Reasonable Efforts to ensure that its sales force personnel are trained and knowledgeable about the Product, with AYTU to be responsible if such sales force personnel make any unauthorized or inaccurate representations concerning such Product;

(vi)           Discuss Marketing strategies for such Product with TRIS on at least twice per Fiscal Year basis (including, without limitation, discussing and reviewing Net Sales compared to AYTU’s forecasts and evaluating progress of material activities under the Marketing Plan);

(vii)           Review with TRIS AYTU’s efforts to Launch such Product in the Territory (in the case of CCP-08, following Regulatory Approval), which review shall occur as frequently as either Party shall reasonably request; and

(viii)                      [**].

The purchase order for the Initial Launch Quantities for Tuzistra XR will be issued to TRIS no later than one Business Day after the Effective Date.

4.2           Marketing Plan. AYTU will be responsible for assessing the market opportunities for the Product in the Territory and preparing and providing to TRIS, for TRIS’ review and comment, within thirty (30) days of the execution of this Agreement, a marketing plan for the Tuzistra XR Product and sixty (60) days after NDA Approval of CCP-08, a marketing plan for the CCP-08 Product (each such marketing plan for Tuzistra XR and CCP-08, a “Marketing Plan”), which Marketing Plan, and each subsequent Marketing Plan delivered in accordance with this Section 4.2, shall set forth AYTU’s plan, strategy and proposed activities, to Market such Product in the Territory. Each Marketing Plan will include as appropriate, without limitation, the following elements:

(i)           A description of AYTU’s general strategy with respect to pre-Launch and post- Launch Marketing, reimbursement strategies, advertising and promotion activities of the Product in the Territory;

(ii)           An estimated time schedule for the performance of the Marketing activities;

(iii)           A description of AYTU’s initial and long term pricing strategy in the Territory; and

(iv)           A promotional budget.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Thereafter, on an annual basis on or before each October 31 beginning October 31, 2019, AYTU will provide TRIS with a copy of AYTU’s Marketing Plan for each Product that has received Regulatory Approval for the following calendar year for review and adoption. TRIS may communicate comments to AYTU in respect of all Marketing Plans and AYTU agrees to consider such comments in good faith; provided that, subject to AYTU’s Marketing obligations under this Agreement, the final Marketing Plan shall be within AYTU’s discretion and control.

4.3           Training. AYTU shall (at its own cost and expense) be responsible for training of all sales representatives with respect to the Marketing of the Product, including, without limitation, developing sales training materials (including scientific overview and positioning and conducting sales training and testing of sales representatives), all in compliance with Applicable Law.

4.4           Advertising and Promotion. AYTU shall develop, subject to Section 4.10 and the other provisions of this Agreement, the Trademarks with respect to the Products (which in accordance with, and subject to, Section 4.10, will contain the name “Tuzistra”), website, and other Product positioning and supporting materials, including without limitation, physician education materials. All materials used by AYTU in Marketing the Products, including print advertising, brochures, leaflet, and similar materials, shall comply in all material respects with Applicable Laws and requirements of any applicable Regulatory Authority and the terms and provisions of Section 4.10. Prior to NDA Approval of the CCP-08 NDA, AYTU shall provide to TRIS copies of such materials used by or on behalf of AYTU in Marketing of the Product for submission to the FDA, at AYTU’s sole cost and expense. Copies of materials, whether or not required to be submitted to the FDA shall be provided to TRIS at least five (5) Business Days prior to their first intended use. AYTU shall not make any therapeutic claims or statements relating to the Product other than those authorized by the applicable Regulatory Authorities, and AYTU shall remain solely liable for all Marketing materials prepared by it or on its behalf.

4.5           Pricing.

AYTU shall have final decision-making authority for determining the selling price for the Product in the Territory. If either (a) during the period beginning on or after the Effective Date and ending on December 31, 2019 the WAC price of Tuzistra XR increases by a cumulative amount greater than [**] above the WAC price immediately prior to the Effective Date, which was [**] for a [**] bottle (whether through one or more price changes) or (b) during the period beginning January 1, 2020 and ending May 31, 2020 AYTU increases the WAC price of Tuzistra XR by a cumulative amount greater than [**] above the WAC price as of December 31, 2019 (whether through one or more price changes), and such increase results in an increase in rebates relating to or returns of Product sold prior to the Effective Date, as demonstrated by TRIS or the Former Owner providing evidence of such to AYTU (and having regard to historic rebate and return levels), then AYTU shall be liable to reimburse TRIS (or at TRIS’ election the Former Owner) promptly (and in any event within 10 Business Days of TRIS or the Former Owner providing evidence to AYTU) for these increased costs (measured by the excess of the increase such costs over what such increase would have been had the WAC price increase been limited to [**] during the period specified in clause (a) or (b) of this Section 4.5, as applicable) incurred by TRIS or the Former Owner as a consequence of such increased rebates and returns. For example, if the WAC price at the Effective Date or at May 31, 2019, as applicable, is [**] per bottle and the WAC price increases [**] to [**] (as opposed to [**]) during the period specified in clause (a) or (b) of this Section 4.5, as applicable, then if ten bottles are returned at [**], AYTU would owe [**].

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

4.6           Required Launch Date. The Parties shall reasonably cooperate to Launch the Tuzistra XR Product as soon as practicable following the Effective Date. AYTU shall Launch the Tuzistra XR Product within [**] after the Effective Date and shall Launch the CCP-08 Product within [**] after NDA Approval, with the date for the CCP-08 Product reasonably adjusted to reflect the seasonality of market demand for the Product where demand is lower between April and August.

4.7           Bartering and Bundling Prohibited.

(a)           AYTU and its Subsidiaries shall not accept or solicit any bartered goods or services relating to the sale of the Product.

(b)           The Products shall not serve as a loss leader or be bundled with other products to serve as a loss leader. The term “loss leader” shall refer to a situation in which (1) the Product is sold on terms that are less favorable than terms that could otherwise have been obtained in order to benefit sales of one or more products other than a Product and/or (2) a Product’s price is discounted to induce the sale of other products.

(c)           In addition to and without limiting TRIS’ other remedies hereunder, if AYTU or its Subsidiaries or Sublicensees distribute a Product in violation of Section 4.7(b), the Net Sales shall be adjusted to reverse any discounts in such bundling and loss leader arrangement which were given to a customer that were in excess of the then customary discounts for a Product (or, in the absence of relevant data for a Product, other similar products under similar market conditions).

(d)           A Product may be sold as part of any multiple product offering with any other products by AYTU or its Subsidiaries or Sublicensees (“bundling”), so long as any discount granted as part of such sale is allocated on a proportionate basis to such Product on the one hand and the other products in the bundle on the other hand. For example, if a Product and another product are sold under a volume discount arrangement and have a combined volume discount of $200,000 on a total undiscounted sales price of $1,000,000 and the units of such Product included in such discount arrangement have an undiscounted sales price of $600,000 and the units of such other product have an undiscounted sales price of $400,000, such discount shall not be considered a sale of such Product as a loss leader in violation of Section 4.9(b) or as part of a bundle, basket or group sale so long as no more than sixty percent (60%), or $120,000, of such discount is allocated to such Product.

4.8           Selling Data. Simultaneous with AYTU’s delivery to TRIS of the Quarterly Payment Report, AYTU shall provide a report to TRIS:

(i)           setting forth the total number of prescriptions filled for each Product in the Territory; and

(ii)           setting forth AYTU’s and its Subsidiaries’ sales of Product by units and revenue in the Territory.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

4.9           Reports.

(a)           Each Party shall promptly keep the other fully informed of all governmental and regulatory requirements, activities and plans of any Regulatory Authority including any changes thereto of which such Party becomes aware which materially affect, or are reasonably likely to materially affect, the manufacture or Marketing of the Product in the Territory.

(b)           Prior to the Launch of a Product, AYTU shall report to TRIS regarding AYTU’s pre-Launch Marketing activities with respect to the Product as set forth in the Marketing Plan for such Product prepared pursuant to Section 4.2.

(c)           After the Launch of the Product, AYTU shall throughout the Term provide to TRIS a written report for each Fiscal Quarter showing quarterly data for the following: the number of units of a Product sold, the gross sales, and the Net Sales for such Product, including details of all necessary calculations of the same, including (i) the calculations which detail the differences between Net Sales and gross sales; (ii) the calculation of a total number of prescriptions for such Product, including by NDC number, and (iii) a statement of the amount of inventory of the Products held by AYTU, its Subsidiaries or Sublicensees as of the last day of such Fiscal Quarter. AYTU shall also provide to TRIS each statement of the amount of inventory of the Products received from any wholesaler that provides such information to AYTU either (i) at AYTU’s request in its sole discretion if there is an additional charge for such report or (ii) at no additional charge (in which case AYTU shall request such reports), which statements AYTU shall request that each wholesaler provide as of the end of each Fiscal Quarter, delineating the amount of Products held by such wholesaler as of the last day of the Fiscal Quarter. AYTU shall provide such statement on a Fiscal Quarterly basis on or before the forty-fifth (45) day following such Fiscal Quarter.

(d)           After the Launch of the Product, AYTU shall within forty-five (45) days after the completion of each calendar year during the Term, provide to TRIS, a report describing other selling resources deployment, including without limitation, budget and spend on Marketing compared to the Marketing Plan for the Product for such calendar year.

(e)           After the Launch of a Product, AYTU shall provide, on a Fiscal Quarter basis on or before the forty-fifth (45) day following each Fiscal Quarter, a report summarizing the status of Reimbursement Approvals and Pricing Approvals and filings in terms of formulary listings and reimbursement pricing tier for such Product.

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4.10           Trademarks; Logos

(a)           AYTU, either itself or through a Subsidiary of AYTU, may Market the Product throughout the Territory under a Trademark or Trademarks selected by AYTU (collectively, the “AYTU Marks”); provided, however, that notwithstanding the foregoing or anything else to the contrary contained in this Agreement, it is understood and agreed that, subject to Applicable Law, the Products will be Marketed in the Territory utilizing the TRIS Mark “Tuzistra” that is referred to below or such variation thereof or other Trademark owned by TRIS that is reflected as the name of a Product in the applicable Product NDA as finally approved by the FDA, and that without TRIS’ prior written consent (which may be withheld or conditioned in its sole discretion) and compliance with Applicable Law, no other Trademark, other than the TRIS Marks shall be utilized in Marketing the Product other than AYTU Trademarks consisting of the corporate name and logo of AYTU and its Subsidiaries which, subject to Applicable Law, may be used in Packaging and promotional and advertising materials for the Product which also contain the TRIS Mark, “Tuzistra,” (or such other TRIS Mark reflected as the name of a Product in the applicable Product NDA ultimately approved by the FDA) and the other TRIS Marks requested to be included by TRIS in accordance with the third sentence of this Section 4.10. Except as otherwise expressly provided in this Agreement, AYTU shall own all right, title and interest in and to such AYTU Marks. Subject to Applicable Law and Section 7.4, all Labeling, Packaging, and promotional and advertising materials for a Product shall, at the request of TRIS, contain the TRIS trade name identifying TRIS as manufacturer of the Products and TRIS’ LiquiXR logo (collectively, together with the name “Tuzistra” and any variation thereof or other Trademark owned by TRIS that is reflected as the name of the Product in the NDA as finally approved by the FDA, the “TRIS Marks”). Except as otherwise expressly provided in this Agreement, TRIS shall own all rights, title and interest in and to all such TRIS Marks. For the avoidance of doubt, TRIS Marks are not AYTU Marks. In connection with this Section 4.10: TRIS hereby grants to AYTU a non-exclusive, royalty-free license to use the TRIS Marks and the name “Tuzistra” as well as any Trademarks utilizing “Tuzistra”, in the Territory, as well as TRIS’ rights in the domain names www.tuzistraxr.com, www.tuzistraer.com, www.tuzistra.com, for the Term of this Agreement, in connection with the Marketing and promotion of Products as contemplated in this Agreement. The ownership and all goodwill from the use of the TRIS Marks (including, without limitation, “Tuzistra”) shall vest in and inure to the benefit of TRIS. TRIS reserves all rights not expressly granted herein.

(b)           Upon termination of this Agreement, if and to the extent that AYTU owns a Product-specific Trademark under or pursuant to which a Product, and not any other product, is being Marketed at the time of such termination (an “AYTU Product Trademark”), AYTU shall promptly assign to TRIS ownership of such AYTU Product Trademark. Upon termination of this Agreement with respect to either Product, AYTU shall, and hereby does, grant to TRIS, and shall cause its Subsidiaries to grant to TRIS, a non-exclusive, royalty-free, non-transferable, non- sublicensable license to use the applicable Trademarks of AYTU (collectively, the “AYTU Non- Product Specific Trademarks”) used with respect to such Products that are not Product- specific, solely to the extent included on the packaging for such Product in order that TRIS can sell any inventory of such Product in TRIS’ possession at the time of such termination, but in no event for a period longer than six (6) months after the expiry of the stated shelf life of any such remaining inventory of Product.

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(c)           As between AYTU and TRIS, AYTU hereby acknowledges the exclusive ownership of TRIS of the TRIS Marks furnished by TRIS (or its Affiliates) for use in connection with the Products. AYTU shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to any TRIS Marks or in and to any name, logo or trademark confusingly similar thereto, including, without limitation, by adding to or supplementing the TRIS Marks with additional words or phrases. As between AYTU and TRIS, TRIS hereby acknowledges AYTU’s exclusive ownership rights in the AYTU Marks, and accordingly agrees that, subject to Section 4.10(b) and Section 9.3(a)(ix) solely with respect to an AYTU Product Trademark upon termination of this Agreement, at no time during or after the Term of this Agreement to challenge or assist others to challenge the AYTU Marks or the registration thereof or attempt to register any Trademarks, trade names or logo confusingly similar to such AYTU Marks, including without limitation, by adding to or supplementing the AYTU Marks with additional words or phrases.

(d)           For the sake of clarity and with respect to this Section 4.10(d), TRIS is the licensor as it pertains to TRIS Marks (including, without limitation, the name “Tuzistra” and any Trademarks utilizing “Tuzistra”) and licensee as it pertains to the AYTU Non-Product Specific Trademarks during the Term of this Agreement, the AYTU Product Trademarks. AYTU is the licensee as it pertains to TRIS Marks (including, without limitation, the name “Tuzistra” and any Trademarks utilizing “Tuzistra”) and is the licensor as it pertains to the Non-Product Specific Trademarks during the Term of this Agreement, the AYTU Product Trademarks. Each of AYTU and TRIS are therefore “Licensor” and “Licensee,” as applicable. For the purposes of this Section 4.10(d), “Licensed Trademarks” shall mean the TRIS Marks (including, without limitation, the name “Tuzistra” and any Trademarks utilizing “Tuzistra”) and AYTU Marks, collectively.

(i)           Licensor shall have the right to exercise quality control over the Licensee’s use of the Licensed Trademarks, as applicable, to a degree reasonably necessary to maintain the validity of the Licensed Trademarks, as applicable, and to protect the goodwill associated therewith.

(ii)           Licensee shall, in its packaging, sale, marketing, advertising, disposition and distribution of the Products and product packaging adhere to a level of quality regarding the maintenance of the validity of the Licensed Trademarks, as applicable, and the protection of the goodwill associated therewith consistent with the high standards of quality otherwise set by Licensee.

(iii)           Licensee shall comply with all Applicable Laws in the packaging, sale, distribution, advertising, disposition and marketing of the Products and product packaging, and Licensee shall use all legends, notices, and markings as required by Applicable Law.

(iv)           Licensee shall, upon reasonable request by Licensor, submit to Licensor samples of Products and product packaging and representative samples of all publicly distributed materials bearing the Licensed Trademarks or product packaging which are then currently sold or distributed, or pending sale or distribution by Licensee.

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ARTICLE V

DELIVERY AND ACCEPTANCE

5.1           Forecasts. Not later than forty-five (45) days after the Effective Date (or if later, one hundred eighty (180) days prior to the date estimated by TRIS for receipt of Regulatory Approval of a Product NDA), AYTU shall provide to TRIS a rolling forecast that estimates the quantity of a Product to be purchased by AYTU for each month during the [**] period following the Launch Date (the “Initial Forecast”). Thereafter, at least 30 days prior to the beginning of each calendar month after the Launch Date (each, a “Forecast Delivery Date”), AYTU shall provide TRIS with a [**] rolling forecast that estimates the quantity of the Product to be purchased by AYTU for each month during such [**] period (each, a “Subsequent Forecast”, and together with the Initial Forecast, a “Forecast”) setting forth its estimated requirements for shipment by month for the Product. The [**] of each Forecast shall represent firm orders for the Product for which AYTU shall be obligated to issue Firm POs (as defined in Section 5.2(a)). All Firm POs must be with the lead times specified in Section 5.2. In the absence of receipt by TRIS within the required lead time of Firm POs requesting delivery in a given month, TRIS may treat the most recent Forecast for such month as a Firm PO for such month. All Forecasts shall be made in good faith based on AYTU’s commercially reasonable estimates of customer requirements. Each Forecast provided to TRIS hereunder shall also list the estimated number of units of inventory of Product held by AYTU and its Subsidiaries and any Sublicensees as of the date prior to the Forecast Delivery Date for which data are most recently available, and such information shall be provided by AYTU after termination and expiration of this Agreement on a monthly basis until AYTU, its Subsidiaries and any Sublicensee hold no inventory of the Product (collectively, “Inventory Reports”).

5.2           Purchase Orders

(a)           All purchases and sales between AYTU and TRIS will be initiated by AYTU’s issuance of written purchase orders sent via e-mail, airmail or facsimile (each a “Firm PO”). Each Firm PO shall state Product quantities, requested delivery dates, and shipping instructions. Together with the delivery to TRIS of each Forecast, AYTU shall deliver a Firm PO to TRIS with respect to the next month for which a Firm PO is due in accordance with the following delivery terms: prior to the estimated Launch Date, no Firm PO shall request delivery less than one hundred twenty (120) days after issuance of such Firm PO, provided that with respect to Tuzistra XR, for the first [**] bottles and one batch of [**] bottles (without waiving the required Lead Time), TRIS shall use Commercially Reasonable Efforts to deliver and may deliver as soon as practicable; and after the Launch Date, no Firm PO shall request delivery less than one hundred twenty (120) days after issuance of such Firm PO. In the event AYTU does not deliver timely Firm POs corresponding to the applicable binding portions of a Forecast, TRIS may rely on the applicable binding portion of the Forecast in delivering Product to AYTU, and AYTU shall be required to take delivery of, and pay for such Product as if a Firm PO had been issued.

(b)           TRIS shall use Commercially Reasonable Efforts to supply the quantities of the Product listed on each applicable Firm PO, provided such amounts do not exceed 125% of the quantities of the Product listed in the relevant and most recent Forecast for the applicable three (3) month period. TRIS’ failure to supply Product to AYTU in quantities in excess of 125% of the amounts listed in the relevant and most recent Forecast for the applicable three (3) month period shall not be a breach of TRIS’ supply obligations hereunder. Notwithstanding the foregoing, only the lesser of the amount in (I) a binding portion of a Forecast and (II) a Firm PO (as the same may be modified pursuant to the last sentence of Section 5.3) shall be taken into consideration in determining Service Level.

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(c)           If TRIS is unable to meet Firm POs as the result of a shortage of production capacity at TRIS’ manufacturing Facility, TRIS shall promptly notify AYTU in writing and TRIS shall allocate its production capacity for liquid products to assure AYTU a priority supply of Products in such proportion (expressed as a function of equipment utilized) as the production equipment capacity actually utilized to meet orders for the Products over the previous twelve (12) month period bears to total production equipment capacity in TRIS’ manufacturing Facility for liquid products over the same period.

(d)           TRIS shall promptly notify AYTU in writing if, at any time, TRIS has reason to believe that it will not be able to fill an order for Product in all material respects in accordance with the delivery schedule specified in the applicable Firm PO and pursuant to the terms and conditions of this Agreement. For the avoidance of doubt if TRIS has reason to believe that it will be able to timely deliver at least 90% of the quantities of Products specified in the applicable Firm PO, then no such notification is necessary.

(e)           All Products ordered by AYTU shall be in amounts consistent with the then- current minimum batch sizes (or multiples thereof). By way of example, as of the Effective Date, this equates to approximately [**] bottles or [**] bottles. Notwithstanding the foregoing, TRIS shall use Commercially Reasonable Efforts to accommodate one split batch per year of [**] and [**] bottles.

5.3           Delivery of Products. AYTU shall provide TRIS with appropriate instructions for each shipment of the Products, designating the carrier, destination, method of transport and insurance requirements. TRIS shall make available all Products supplied under this Agreement FCA (INCOTERMS 2010) TRIS’ designated U.S. warehouse facility. AYTU shall pay all freight, insurance charges, taxes, inspection fees and other reasonable and documented out-of- pocket charges applicable to the shipping and transport of the Products purchased by AYTU hereunder (“Freight Charges”). Within five (5) Business Days following TRIS’ notification by email or fax to AYTU of the availability of ordered Product, AYTU shall notify TRIS by email or fax of the date and time for pickup, and the identity of the Person (which may be AYTU) that will pick up such Product order. The date and time of pickup shall be during normal business hours and within five (5) Business Days of TRIS’ notification. Notwithstanding the foregoing or anything else to the contrary contained in this paragraph, if AYTU (A) does not timely send the required notification to TRIS; (B) does not pick up the Product order as scheduled; or (C) requests that TRIS arrange for delivery, then TRIS may arrange for delivery and/or deliver Product (with its own trucks or otherwise); and the greater of $1,000 or reasonable and documented out-of-pocket costs incurred by TRIS for Freight Charges shall be added to the Transfer Price. If TRIS’ notification is within plus/minus five Business Days of the delivery date requested in the applicable Firm PO then the associated delivery shall be deemed timely. Further, if TRIS delivers between (A) 90% of Product ordered either (I) in a Firm PO or (II) in the applicable binding portion of a Forecast and (B) 110% of Product ordered (I) in a Firm PO or (II) in the applicable binding portion of a Forecast, then the Firm PO shall be deemed modified to conform to the amount delivered and TRIS shall be deemed to have fully satisfied its obligations with respect to quantities thereunder.

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Title and risk of loss and damages to the Products purchased by AYTU hereunder shall pass through to AYTU and Product shall be deemed delivered upon AYTU’s designated carrier or the carrier designated by TRIS pursuant to the last sentence of the preceding paragraph taking control of such Product, provided however, if TRIS delivers Product using its own employees then title and risk of loss shall pass upon unloading at AYTU’s facility. TRIS shall provide the Product and shall include an itemized packing list with each shipment. Prior to Regulatory Approval of a Product, AYTU will store Product made available by TRIS at secure warehouse facilities and quarantine such Product until Regulatory Approval of such Product.

5.4           Acceptance and Rejection of the Product.

(a)           AYTU shall notify TRIS in writing of its rejection of any Product supplied to it pursuant to this Agreement (“Rejection Notice”) as follows: (i) in the case of defects that are readily discoverable upon a physical inspection of a Product shipment, AYTU shall deliver a Rejection Notice within thirty (30) calendar days after AYTU or its designated facility has received such Product shipment, or (ii) in the case of a latent defect or any defect that was not obvious and could not be readily discovered from a physical inspection of the Product supplied, AYTU shall deliver a Rejection Notice within ten (10) calendar days of the date that AYTU discovers such defect, but in any event prior to the expiration date of the shelf life of such Product. Failure to provide a Rejection Notice to TRIS within the applicable period shall constitute acceptance by AYTU of the shipment for purposes of clause (i) or (ii) above, as applicable. Rejection Notices that are provided by AYTU shall state in reasonable detail (sufficient to enable TRIS to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why AYTU believes the Product does not conform to the Product Specifications and/or the Product warranties contained in Section 8.1. AYTU shall, within five (5) Business Days of the delivery by AYTU of any such Rejection Notice, provide samples of the Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of AYTU on the Product being rejected.

(b)           AYTU’s test results or basis for rejection shall be conclusive unless TRIS notifies AYTU within ten (10) Business Days of receipt by TRIS of the Rejection Notice that it disagrees with such test results or basis for rejection. If AYTU and TRIS fail to agree within ten (10) Business Days after TRIS’ notice to AYTU as to whether any Product identified in the Rejection Notice deviates from the Product Specifications or fails to materially comply with the Product warranties contained in, representative samples of the batch of the Product in question, together with mutually agreed upon questions, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. The results of such applicable independent evaluation shall be binding upon the parties. If TRIS and AYTU determine by agreement, or if such evaluation certifies that the Product was properly rejected by AYTU, AYTU may reject the Product in the manner contemplated by Section 5.4(d). The Party that is determined to have been incorrect in its determination of whether the Product complies fully with the Product Specifications and the Product warranties contained in shall pay all of the costs of such independent evaluation, including, without limitation, laboratory fees and additional shipping and transportation costs. Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, AYTU and TRIS shall each pay fifty percent (50%) of such upfront fees; provided, that if it is determined by the independent laboratory or consultant that either Party shall have been incorrect in its determination as to whether the Product complies fully with the Product Specifications and the Product warranties contained in Section

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8.1, such incorrect Party shall reimburse the other Party for such fifty percent (50%) of such fees within ten (10) Business Days of such determination by the independent laboratory or consultant, as the case may be.

(c)           If any order of a Product is rejected by AYTU, AYTU’s obligation to pay TRIS in respect of the rejected Product shall be suspended until such time as the rejection is determined or otherwise agreed to be incorrect per Section 5.4(b). If only a portion of an order is rejected, only the duty to pay the amount allocable to such rejected portion shall be suspended.

(d)           In the event an order or partial order is rejected by AYTU pursuant to the provisions of this Section 5.4, the non-conforming shipment of a Product, or the non-conforming portion thereof, shall be held for TRIS’ disposition, or shall be returned to TRIS, in each case at TRIS’ expense, as directed by TRIS. TRIS shall use its Commercially Reasonable Efforts to replace the non-conforming shipment of such Product, or the non-conforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event will do so within the later of forty-five (45) calendar days after receipt of notice of rejection thereof and thirty (30) calendar days of an independent testing decision in favor of AYTU, at no cost to AYTU. TRIS shall have no obligation to AYTU or to any Third Party with respect to any defective Product manufactured by TRIS to the extent that such defect is attributable to the failure by AYTU, its Subsidiaries, or any Third Party to properly store, transport or care for such Product after AYTU is notified of the availability for pick-up of such Product at TRIS’ warehouse in accordance with Section 5.3. TRIS shall make arrangements with AYTU for the return or destruction, at TRIS’ option and cost, of any rejected Product. All such return shipping charges or costs of destruction shall be paid by TRIS. In the event that AYTU has paid for rejected Product, and such Product has not been satisfactorily replaced, TRIS shall promptly extend a credit to AYTU for the full amount paid by AYTU for such Product, together with related costs, or dispute such claim and, if necessary, initiate dispute resolution in accordance with Section 5.4(b) of this Agreement. For purposes of clarity, the Parties acknowledge and agree that notwithstanding any other provision in this Section 5.4, AYTU will be required to pay, without credit from TRIS, either (i) for the initial non-conforming portion of the order or (ii) for its replacement, provided that TRIS supplies such replacement for the Product order, but not both (i) and (ii).

5.5           Product Recall. In the event that either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product which was sold under this Agreement (a “Recall”), AYTU and TRIS shall promptly consult with each other in good faith as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Product sold by AYTU or its Subsidiaries or its Sublicensees shall be made by AYTU, as AYTU is responsible for notifying regulatory agencies of any recall market withdrawals, etc., provided, however, that neither Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Law. Each of TRIS and AYTU shall make a permanent, complete and accurate record of all costs incurred by it in connection with any Product recall.

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(a)           To the extent any Recall or seizure of any Product sold by AYTU or its Subsidiaries or Sublicensees is caused by or is the result of the breach or default of any covenant, warranty or obligation in this Agreement by TRIS (including a breach of the Product warranties contained in Section 8.1), or the negligence, mistake or omission of TRIS (or any Approved Manufacturer engaged by TRIS) (any of such events being referred to as “TRIS’ Fault”), TRIS shall (i) reimburse (or at AYTU’s option, credit) AYTU for all reasonable and documented out- of-pocket costs and expenses reasonably incurred by AYTU in connection with the Recall or seizure, including, without limitation, replacing the Product subject to the Recall or seizure in accordance with the provisions of Section 5.4; and (ii) as provided in Section 13.1(b), indemnify and hold AYTU and its Subsidiaries harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall or seizure.

(b)           To the extent any Recall or seizure of any Product sold by AYTU or its Subsidiaries or its Sublicensees is caused by or is the result of the breach or default of any covenant, warranty or obligation in this Agreement or any applicable sublicense agreement by AYTU or its Subsidiaries or its Sublicensees or the negligence, mistake or omission of AYTU (or any subcontractor or other Third Party engaged by AYTU or its Subsidiaries or its Sublicensees) (any of such events being referred to as “AYTU’s Fault”) AYTU shall: (i) reimburse (or at TRIS’ option, credit) TRIS for all reasonable and documented out-of-pocket costs and expenses incurred by TRIS in connection with the Recall or seizure; and (ii) as provided in Section 13.1(a), indemnify and hold TRIS and its Subsidiaries harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall or seizure.

(c)           If the cause or reason of any Recall or seizure of any Product sold by AYTU or its Subsidiaries or its Sublicensees is the result of TRIS’ Fault and AYTU’s Fault, then TRIS and AYTU shall be responsible for the payment of reasonable and documented out-of-pocket costs and expenses incurred by either Party in connection with the Recall or seizure and all damages to or claims by Third Parties associated with or resulting from such Recall or seizure in proportion to the relative fault of each Party in causing such Recall or seizure.

(d)           If there is any Recall or seizure of any Product sold by AYTU or its Subsidiaries or its Sublicensees and the cause or reason of such Recall or seizure is not the result of TRIS’ Fault or AYTU’s Fault, the Parties shall be each be responsible for and pay one-half (1/2) of any and all losses, costs, and expenses reasonably incurred by either Party in connection with such Recall or seizure and any damages to or claims by Third Parties associated with or resulting from any such Recall or seizure.

(e)           If TRIS and AYTU cannot agree which party is at fault or the relative degree of fault if both Parties are at fault, then such Dispute shall be resolved in accordance with Section 14.3.

(f)           Each Party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of a Product, or which might result in liability issues or otherwise necessitate action on the part of either party, or which might result in Recall or seizure of Product.

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(g)           Prior to any reimbursement pursuant to this Section 5.5 the Party claiming reimbursement shall provide the other Party with all available documentation of all reimbursable costs and expenses.

5.6           Approved Manufacturer.

TRIS may, at any time during the Term direct that the Products be manufactured and/or Packaged for TRIS on a subcontractor basis by a Third Party manufacturer (an “Approved Manufacturer”). TRIS shall be responsible under this Agreement for any Products manufactured or Packaged by an Approved Manufacturer as if such Product had been manufactured or Packaged by TRIS. If TRIS uses an Approved Manufacturer, it shall bear the costs of transferring technology to the Approved Manufacturer and the Parties’ out-of- pocket regulatory filing costs in conjunction therewith, and the Transfer Price for Product shall continue to be the same price that it would have been without TRIS’ use of an Approved Manufacturer.

5.7           Problems with Supply.

(a)           As soon as it becomes apparent to TRIS that circumstances resulting in any failure or delay in delivery of the Product will continue for more than thirty (30) days, it shall promptly notify AYTU in writing and as soon as possible thereafter confer with AYTU to discuss the alternatives, and cooperate with AYTU as AYTU may reasonably request for AYTU to obtain a source of supply of the Product during the continuance of such circumstances, provided however, that in no event shall TRIS be required to transfer manufacturing to another manufacturer or facility or cooperate with respect thereto.

(b)           In addition, if at any time or times during the Term for any reason (including a Force Majeure Event), (a) TRIS (i) fails to deliver any Product meeting the requirements of this Agreement to AYTU for [**] consecutive days following the date provided for delivery on an outstanding Firm PO and (ii) does not deliver any Product meeting the requirements of this Agreement against any other Firm POs during such [**] day period, or (b) the Service Level is not at least sixty-five percent (65%) over a period equal to the greater of (x) six (6) consecutive months, and (y) the number of consecutive whole months in which an aggregate of at least twenty (20) batches of Product are scheduled for delivery to AYTU pursuant to Firm POs issued in accordance with Section 5.2 (and the forecast requirements of Section 5.1) (each a “Triggering Event”), then within thirty (30) days of the occurrence of such Triggering Event, AYTU may declare a supply interruption (“Supply Interruption”) by notice to TRIS. Neither a Triggering Event nor a Supply Interruption shall constitute a breach of this Agreement (provided TRIS is using Commercially Reasonable Efforts to supply the Product). Upon sending a timely notice to TRIS, AYTU may, notwithstanding Section 3.3 or any other provision of this Agreement, obtain all or any part of its requirements of a Competing Product for sale in the Territory from other sources and Market such Competing Product in the Territory. Such sourcing of a Competing Product by AYTU from other sources and Marketing such Competing Product as provided in this Section 5.7 will not be deemed a breach or default of any provision of this Agreement by AYTU.

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(c)           If AYTU obtains a Competing Product from another source pursuant to this Section 5.7 and thereafter during the Term TRIS is able to resume supplying AYTU’s requirements of the Product in accordance with the provisions of this Agreement, TRIS shall promptly notify AYTU in writing that TRIS is able to resume supplying AYTU’s requirements of the Product to AYTU under the terms of this Agreement and at AYTU’s request, provide AYTU with reasonable evidence to AYTU’s reasonable satisfaction of TRIS’ ability to do so (a “Supply Resumption Notice”). After AYTU’s receipt of a Supply Resumption Notice, AYTU will resume purchasing the Product from TRIS and TRIS will resume supplying the Product to AYTU, in accordance with the provisions of this Agreement as quickly as commercially practicable. The Supply Interruption will be deemed to have expired upon AYTU’s receipt of TRIS’ Supply Resumption Notice. Notwithstanding anything to the contrary contained in this Agreement, during the pendency of a Supply Interruption and until AYTU re-commences the purchase of Product exclusively from TRIS following a Supply Resumption Notice, AYTU shall remit to TRIS Royalty Payments with respect to the Net Sales from sales of the Competing Product as if such Competing Product were the Product under this Agreement, in accordance with Section 6.3.

(d)           If TRIS in not in compliance with Section 5.3, including the last sentence of the first paragraph thereof with respect to a Firm PO, then AYTU, at its option and in addition to the rights and remedies specified in this Agreement, shall have the option, in AYTU’s sole discretion, to (a) extend the required delivery date for such Firm PO, or (b) cancel the applicable Firm PO.

(e)           If, after the commencement of a Supply Interruption for which TRIS has not provided to AYTU a Supply Resumption Notice within six (6) months of AYTU’s declaration of a Supply Interruption (pursuant to Section 5.7(b)), AYTU is unable to engage an alternate Third Party supplier to begin supplying a Competing Product to AYTU within six (6) months after AYTU’s declaration of a Supply Interruption (pursuant to Section 5.7(b)), AYTU may terminate this Agreement by written notice to TRIS.

ARTICLE VI – PAYMENT OF TRANSFER PRICE; ROYALTY; ACCOUNTING

6.1           Transfer Price; Purchase of Product.

(a)           TRIS shall supply each Unit of Product for commercial sale in the Territory to AYTU during the Term of such Product at the following prices (the “Transfer Price”):

(i)           The price for Tuzistra XR shall be [**] per [**] bottle and [**] per [**] bottle; provided, further, however, that, notwithstanding anything to the contrary contained in this Agreement, there shall be no obligation for TRIS to supply such [**] size samples after a Third Party Generic Launch so long as AYTU’s Net Sales of Product (excluding AG Product) do not exceed [**] in any consecutive 12 month period.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(ii)           For each 12 month period commencing July 1, 2019 and on July 1 of each year thereafter, the Transfer Price in effect as of the immediately preceding June 30 shall be automatically increased for existing and new purchase orders (regardless of when placed) requesting delivery on or after August 1 of such new 12 month period by the cumulative percentage increase, if any, in the Pharmaceutical Producer Price Index during the twelve months ended May 31 immediately preceding such date. Once the Transfer Price for a twelve month period has been set as aforesaid, it shall not be affected by revisions to the Pharmaceutical Producer Price Index for the 12 month period ended May 31, which was the basis of determination; provided, however, that in calculating the adjustment to the Transfer Price for the next subsequent 12 month period commencing on July 1, the Pharmaceutical Producer Price Index as of the beginning of the 12 month period ended May 31 preceding such date, shall be the same figure as was used as the end of the 12 month period for the prior year’s calculation regardless of any subsequent revisions made by the Bureau of Labor Statistics thereto.

(iii)        At any time the Transfer Price for bottle sizes, other than the [**] ounce and [**] ounce bottles, shall be determined as follows: the sum of (i) the product of (A) the price of the [**] bottle multiplied by (B) a fraction, the numerator of which is 16 minus the number of ounces in the new bottle size and the denominator of which is 15 (the “[**] Bottle Percentage”), plus (ii) the product of (A) the price of the [**] bottle, multiplied by (B) 1 minus the [**] Bottle Percentage. For example, to determine the price of a [**] bottle, the [**] size price would be multiplied by 73.333% and the [**] size price would be multiplied by 26.667%. Accordingly, the resulting Transfer Price for the [**] size would be (73.333%) ([**]) + (26.667%) ([**]) or [**], which price would be increased as provided in Section 6.3(a)(ii), at the same time as Transfer Price of the [**] and [**] bottles are increased.

6.2           Invoicing. Upon notifying AYTU of availability for pick-up of an order of a Product, TRIS shall submit invoices therefor to AYTU. Subject to Section 5.4, AYTU shall pay each invoice in full within thirty (30) days after AYTU receives notice of the availability at TRIS’ warehouse of Products covered by the invoice (it being understood that a certificate of analysis certifying that a Product meets its Product Specification will be delivered along with the shipment of such Product as set forth in Section 8.2). Notwithstanding the foregoing, with respect to Product ordered prior to Launch of CCP-08, TRIS will invoice AYTU after such Product is released from TRIS’ quality control operations (which Product may be stored at TRIS’ facilities, at AYTU’s request, and subject to TRIS’ prior consent) and such invoice shall be paid by AYTU within thirty (30) days. All invoices not paid within the time period specified above, shall bear interest from the date due until paid at the rate equal to the lesser of (1) 1.5% per month and (2) the maximum interest rate permitted by Applicable Law. For the avoidance of doubt, and notwithstanding anything else to the contrary contained in this Agreement: the foregoing provisions shall be applicable to all Units of Product ordered pursuant to this Agreement, including, without limitation, the validation batches of CCP-08, but only if the Product validation batches are available for commercial sale with at least six months less than the Products’ approved shelf life.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

6.3           Payment of Royalties.

(a)           For each Fiscal Quarter during the Term of this Agreement commencing with the first Fiscal Quarter which includes AYTU’s Launch of the Product, AYTU shall calculate the Net Sales from the sale of each Product in the Territory. Each such calculation shall be conducted in a manner consistent with the definition of “Net Sales” contained herein and shall be in accordance with GAAP.

(b)           Within forty-five (45) calendar days (sixty (60) days in the case of AYTU’s last Fiscal Quarter in a calendar year) after the last day of each Fiscal Quarter of each calendar year during the Term commencing with the Fiscal Quarter of AYTU’s Launch of a Product, AYTU shall furnish to TRIS a written report (the “Quarterly Payment Report”) setting forth for such Fiscal Quarter, (i) the Net Sales of each Product (including the number of units shipped times the invoiced price per unit and the details of all deductions from gross sales to arrive at Net Sales); (ii) the date of AYTU’s Launch of such Product during such period (if applicable), (iii) the amount of the Royalty Payment to be made to TRIS, (iv) the applicable royalty rate payable under Section 6.3(e), together with reasonable supporting documentation with respect thereto. AYTU shall also remit to TRIS, by the due date of each Quarterly Payment Report for each Fiscal Quarter, a payment equal to the Royalty Payment for each Product for such Fiscal Quarter (subject to the next paragraph of this Section 6.3(b)). Such Quarterly Payment Reports shall be subject to the audit provisions of Section 6.5. Payment of Royalty Payments for the Products shall not relieve AYTU of the obligation to pay the Transfer Price for such Products.

(c)           Within twenty-five (25) calendar days after the last day of each Fiscal Quarter, of each calendar year during the Term, commencing with the Fiscal Quarter of AYTU’s Launch of a Product, AYTU shall furnish to TRIS and the Former Owner (at such address as TRIS furnishes to AYTU in writing) a written estimate of the Net Sales for such Product for such Fiscal Quarter, which estimate shall be solely for informational purposes and shall not be binding on AYTU.

(d)           AYTU and its permitted licensees and assignees agree to be bound for the benefit of the Former Owner, by the same obligations as TRIS under the Asset Sale Agreement in respect of payment of royalties pursuant to Section 3.2 of the Asset Sale Agreement with respect to the Products. Accordingly, unless and to the extent TRIS instructs otherwise in writing: (i) At the time of payment to TRIS, AYTU will pay to the Former Owner a royalty of [**] of Net Sales of Tuzistra XR on a quarterly basis for the period ending June 13, 2028 and [**] of Net Sales of CCP-08 on a quarterly basis for the period ending ten years from the first commercial sale thereof, and reduce the Royalty Payment otherwise payable to TRIS by such amount provided no portion of the Royalty Make Whole Payment shall be payable to the Former Owner. Such payment will be accompanied by a similar quarterly payment report to that provided to TRIS except that the applicable royalty rate shall be [**] and shall be accompanied by a request for an invoice supporting the payment made; (ii) At least two Business Days prior to sending such report to the Former Owner, AYTU shall provide to TRIS a copy of such report by e-mail, and if TRIS objects shall not send such report or payment to the Former Owner. If TRIS does not object, AYTU shall send such report to the Former Owner along with payment, and a request for invoice (which shall be provided to TRIS when received) and evidence of same to TRIS. TRIS’ failure to object shall not be evidence of TRIS’ agreement with the calculation of Net Sales.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(e)           For each Fiscal Quarter or portion thereof during the Term of a Product, AYTU shall pay TRIS the Royalty Payment (reduced by payments to the Former Owner as provided in Section 6.3(b)). The Applicable Royalty Percentage multiplied by the Net Sales of the Product constitutes the “Royalty Payment.”

6.4           Royalty Make Whole Payment.

(a)           For each Make Whole Payment Commercial Year during the Term of this Agreement (in its entirety), commencing with the second Make Whole Payment Commercial Year and ending with and including the tenth Make Whole Payment Commercial Year, AYTU shall pay TRIS an amount (the “Royalty Make Whole Payment”) equal to the product of (x) Applicable Make Whole Payment per Unit for such Make Whole Payment Commercial Year, multiplied by (y) the Minimum Unit Sales Commitment Shortfall for such Make Whole Payment Commercial Year. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, for purposes of calculating the Minimum Unit Sales Commitment Shortfall for any Make Whole Payment Commercial Year, the Minimum Unit Sales Commitment for such Commercial Year shall be reduced by the number of Ineligible Months, if any, in such Commercial Year, divided by twelve. The term “Ineligible Month” means any calendar month in the applicable Make Whole Payment Commercial Year during which either of the following is true with respect to the Products: (i) sale and distribution of all Products that had received NDA Approval in the Territory ceased during the month due to an injunction or FDA mandate; or (ii) there was a Supply Interruption during such month (i.e. a Supply Interruption began during such month or a Supply Interruption began prior to the commencement of such month and no Supply Resumption Notice was sent prior to the commencement of such month) for all Products that had received NDA Approval. AYTU will submit its notice of the Royalty Make Whole Payment for the Products within sixty (60) days after the end of each Make Whole Payment Commercial Year. Each such notice shall be accompanied by a detailed line item description of the calculation of such Royalty Make Whole Payment. Simultaneous with such notice, AYTU shall remit to TRIS the Royalty Make Whole Payment calculated in such notice.

(b)           Notwithstanding the foregoing if there is a Third Party Generic Launch of any Product, then: (i) no Royalty Make Whole Payment shall be payable for any Make Whole Payment Commercial Year after the Make Whole Payment Commercial Year in which the Third Party Generic Launch occurs; and (ii) the Minimum Unit Sales Commitment Shortfall for the Make Whole Payment Commercial Year in which the Third Party Generic Launch occurs, shall be calculated by prorating the Minimum Unit Commitment for such Make Whole Payment Commercial Year based upon the ratio that the total number of days during such Make Whole Payment Commercial Year prior to the Third Party Generic Launch bears to three hundred sixty- five (365).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

6.5           TRIS’ Audit Rights. AYTU shall maintain and shall require its Subsidiaries and Sublicensees to maintain, at their respective offices, accurate and complete books and records of the Net Sales of each of the Products in such form and in such reasonable detail as to enable the TRIS, Former Owner and the Former Owner’s Affiliates and licensees to verify the Net Sales of each of the Products in the Territory and Royalty Payments (and any royalty payments made directly to Former Owner by AYTU). Upon the written request of TRIS, on behalf of the Former Owner as a result of an audit request to TRIS provided by the Former Owner, not more than once per calendar year, and additionally upon the written request of TRIS without the need for a request by the Former Owner, not more than once per calendar year, AYTU shall permit an independent certified public accounting firm and/or suitably qualified pharmaceutical industry expert jointly selected by AYTU and TRIS to have access during normal business hours to such of the records of AYTU as may be reasonably necessary to verify the accuracy of the Net Sales and Royalty Payments (and any royalty payments made directly to Former Owner by AYTU) for each Product for any calendar year ending not more than four (4) full years prior to the date of such request. If such accounting firm and/or pharmaceutical industry expert concludes that there are discrepancies in the reporting or calculation of the Net Sales or the Royalty Payments for a Product, such accounting firm or pharmaceutical industry expert shall recalculate such amounts and: (a) AYTU shall pay any additional sums underpaid to TRIS within thirty (30) calendar days of such re-determination; or (b) TRIS, at its option, shall repay or, credit AYTU for any overpaid amounts. The fees and expenses charged by such accounting firm and/or pharmaceutical industry expert shall be paid by TRIS. However, if the audit discloses that the aggregate Royalty Payments relating to all Products to TRIS was underpaid during the audit period by more than five per cent (5%), then AYTU shall pay the reasonable fees and expenses charged by the accounting firm and/or pharmaceutical industry expert. Each Party shall forthwith pay any amounts discovered to be due by it to the other pursuant to an audit together with interest from the date payment was originally due at a rate equal to the floating annual rate of 2% above the commercial prime rate as published in the Wall Street Journal on the next Business Day following receipt of the auditor’s report. The results of such audit shall be final and binding on the Parties. The Former Owner shall have access to the results of such audit.

6.6           Taxes.

(a)           AYTU shall be solely responsible for the payment of all federal, state or local taxes, use or value added taxes, excise or similar charges, or other tax assessments (other than that assessed against income), assessed or charged on the sale of the Products to or by AYTU, its Subsidiaries or Sublicensees pursuant to this Agreement.

(b)           The royalties payable by AYTU to TRIS or the Former Owner pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. TRIS and Former Owner shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by AYTU) levied on account of Payments it receives. AYTU shall deduct or withhold from the Payments only taxes that it is required by Applicable Law to deduct or withhold.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(c)           Notwithstanding the foregoing, if TRIS or the Former Owner is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to AYTU or the appropriate Governmental Authority (with the assistance of AYTU to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AYTU of its obligation to withhold tax, and AYTU shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that AYTU has received evidence, in a form reasonably satisfactory to AYTU, of TRIS’ or the Former Owner’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due (and at TRIS or the Former Owner’s request, AYTU will delay payment to allow such reduction and the time for payment shall be extended accordingly). AYTU shall provide TRIS and the Former Owner reasonable assistance, which shall include the provision of such documentation as may be required by the tax authority, in order to allow TRIS or the Former Owner, as the case may be, to obtain the benefit of any present or future treaty against double taxation which may apply to such Payments or to claim an exemption from or obtain a repayment or a reduction of such tax. If, in accordance with the foregoing, AYTU withholds any amount, it shall pay to TRIS or the Former Owner, as the case may be, the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to such Person proof of such payment within fifteen (15) Business Days following that payment. For purposes of this Agreement, the stated amount of the payments payable by AYTU shall not include any sales tax that TRIS or the Former Owner, as the case may be, may be required to collect from AYTU, and TRIS or the Former Owner, as the case may be, shall be entitled to collect same from AYTU on receipt of a valid tax invoice. Notwithstanding the foregoing, neither AYTU nor TRIS will take any action (including licensing or assigning its rights hereunder) that would create or cause an increase in withholding liability above the withholding required under the treaty applicable to payments between the United States and the United Kingdom. Nothing in this Section 6.6 will require either Party to take any action in the event of a change to Applicable Law after the date of this Agreement.

6.7           Confidential Financial Information. The Parties shall treat all financial information subject to review under Section 6.5 and Section 6.9 hereof as Confidential Information.

6.8           Mode of Payment. All payments payable pursuant to this Agreement shall be made in United States dollars, and in the case of Royalty Payments, and Royalty Make Whole Payments, by wire transfer to TRIS’ designated account, unless TRIS requests otherwise in writing. All payments of Transfer Price, Royalty Payments, AG Product Royalty Payments and Royalty Make Whole Payments not paid by their due date (including as ultimately determined pursuant to Section 6.5 and 6.9(d)) shall bear interest commencing on such due date until paid at the rate equal to the lesser of (a) rate equal to the floating annual rate of 2% above the commercial prime rate as published in the Wall Street Journal on the date payment should have been made and (b) the maximum interest rate permitted by Applicable Law.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

6.9           Authorized Generic.

(a)           At any time on or after a Third Party Generic Launch with respect to a Product, TRIS shall have the right to manufacture and Market an AG Product of such Product. AYTU is not permitted to Market an AG Product of a Product. If TRIS Markets AG Products during the Term of such Product, it shall pay AYTU on a Fiscal Quarterly basis [**] of TRIS’ Gross Margin for such AG Product for such Fiscal Quarter (the “AG Product Royalty Payment”), and if Gross Margin is negative then AYTU shall pay TRIS [**] of such negative Gross Margin, as more fully set forth in this Section 6.9; provided, however, that if Gross Margin is negative for two consecutive Fiscal Quarters, AYTU may terminate this Agreement by written notice to TRIS on thirty (30) days’ notice delivered within thirty (30) days following delivery of TRIS’ second consecutive AG Quarterly Payment Report showing that AYTU owes amounts to TRIS arising from negative Gross Margin, provided however that if together with such second consecutive AG Quarterly Payment Report, TRIS sends a notice stating that AYTU will no longer be responsible for its share of negative Gross Margin for future quarters, then AYTU may not terminate this Agreement on account of negative Gross Margin.

(b)           For each Fiscal Quarter during the Term of this Agreement commencing with the first Fiscal Quarter which includes TRIS’ launch of an AG Product TRIS shall calculate the Gross Margin from the sale of each AG Product in the Territory. Each such calculation shall be conducted in a manner consistent with the definition of “Net Sales” (as revised in the definition of Gross Margin) contained herein and shall be in accordance with GAAP.

(c)           Within forty-five (45) calendar days (sixty (60) days in the case of the last Fiscal Quarter in a calendar year) after the last day of each Fiscal Quarter of each calendar year during the Term commencing with the Fiscal Quarter of TRIS’ launch of an AG Product, TRIS shall furnish to AYTU a written report (the “AG Quarterly Payment Report”) setting forth for such Fiscal Quarter, (i) the Net Sales of each Product (including the number of units shipped times the invoiced price per unit and the details of all deductions from gross sales to arrive at Net Sales, with Net Sales determined as in the definition of Gross Margin); (ii) the date of TRIS’ launch of such Product during such period (if applicable), (iii) the amount of the AG Product Royalty Payment to be made to AYTU, together with reasonable supporting documentation with respect thereto. TRIS shall also remit to AYTU, by the due date of each AG Quarterly Payment Report for each Fiscal Quarter, a payment equal to the AG Product Royalty Payment for the AG Product for such Fiscal Quarter. Such AG Quarterly Payment Reports shall be subject to the audit provisions of Section 6.9(d). Notwithstanding the foregoing, if the AG Quarterly Payment Report shows that the Gross Margin is negative then AYTU shall pay TRIS [**] of such negative Gross Margin, within thirty (30) days of receipt of the AG Quarterly Payment Report.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d)           TRIS shall maintain and shall require its Subsidiaries and sublicensees to maintain, at their respective offices, accurate and complete books and records of the Net Sales of each of the AG Products in such form and in such reasonable detail as to enable AYTU, to verify the Net Sales of each of the AG Products in the Territory and the AG Product Royalty Payments. Upon the written request of AYTU not more than once per calendar year, TRIS shall permit an independent certified public accounting firm and/or suitably qualified pharmaceutical industry expert jointly selected by TRIS and AYTU to have access during normal business hours to such of the records of TRIS as may be reasonably necessary to verify the accuracy of the Net Sales and AG Product Royalty Payments for each AG Product for any calendar year ending not more than four (4) full years prior to the date of such request. If such accounting firm and/or pharmaceutical industry expert concludes that there are discrepancies in the reporting or calculation of the Net Sales or the AG Product Royalty Payments for an AG Product, such accounting firm or pharmaceutical industry expert shall recalculate such amounts and: (a) TRIS shall pay any additional sums overpaid by AYTU or underpaid to AYTU, as the case may be, within thirty (30) calendar days of such re-determination; or (b) AYTU shall repay TRIS for any overpaid amounts by TRIS or underpaid amounts by AYTU. The fees and expenses charged by such accounting firm and/or pharmaceutical industry expert shall be paid by AYTU. However, if the audit discloses that the aggregate AG Product Royalty Payments relating to all AG Products to AYTU was underpaid during the applicable audit period by more than five per cent (5%), then TRIS shall pay the reasonable fees and expenses charged by the accounting firm and/or pharmaceutical industry expert. Each Party shall forthwith pay any amounts discovered to be due by it to the other pursuant to an audit together with interest from the date payment was originally due at a rate equal to the floating annual rate of 2% above the commercial prime rate as published in the Wall Street Journal on the next Business Day following receipt of the auditor’s report.

ARTICLE VII –INFRINGEMENT

7.1           Infringement Actions by Third Parties.

(a)           If TRIS, AYTU or their Affiliates, shall be sued or threatened with suit during the Term or with respect to actions during the Term by a Third Party for infringement of any patent of a Third Party or for misappropriation of any Third Party know-how, trade secret, proprietary, technical or confidential or the development, manufacture and commercialization of a Product (which for purposes of this Section 7 includes an AG Product) in the Territory (other than infringement or misappropriation of any copyright or trademark arising out of the marketing and/or sale of a Product in the Territory during the Term) (each, an “Infringement Action”), such Party shall promptly notify the other Party in writing (whether such action was brought against AYTU or TRIS). During the Term and thereafter with respect to events arising during the Term, TRIS shall have the right, but not the obligation, to undertake control of and manage and defend such Infringement Action, including, without limitation, selection of counsel, and settling such Infringement Action subject to AYTU’s consent as set forth below. AYTU shall, promptly upon TRIS’s request, provide reasonable assistance in conducting the litigation. TRIS shall have the right to settle the Infringement Action only with the consent of AYTU, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, AYTU shall not have the right to settle such action.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           The Parties shall share equally the ongoing costs and expenses (including attorney’s fees) of any Infringement Action. AYTU shall reimburse TRIS for AYTU’s share of such costs and expenses, within thirty (30) days after the date of TRIS’ invoice for same.

(c)           Each of TRIS and AYTU shall share equally and be responsible for any settlement payment, damages award and/or judgment, including any Losses, in connection with any Infringement Action (an “Infringement Action Award”). Each Party will indemnify and hold harmless the other Party and its Affiliates from its payment obligations pursuant to this Section 7.1(c). Any and all amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees) in prosecuting such action and the remainder shall be shared equally.

(d)           This Article VII shall cover the procedure and remedy for indemnification for Infringement Actions by Third Parties, to the exclusion of Article XIII; provided, however, that the foregoing shall not limit a Party’s right to recover for a breach of any representation or warranty.

7.2           Infringement Actions by TRIS or AYTU. In the event that any Party becomes aware during the Term of any Person infringing or potentially infringing the Product Technology, whether by direct or indirect infringement, or by misappropriation of Product Technology, or that a Person has filed a certification under 21 USC 355(b)(2)(A)(iv) or Section 355(j)(2)(A)(vii)(IV) (or successor provisions) of the Hatch-Waxman Act relating to a Product (a “Hatch-Waxman Certification”), it shall promptly notify the other Party and in the case of a Hatch Waxman Notification shall provide a copy to the other Party within two Business Days of receipt thereof. TRIS in its sole discretion shall determine whether an action should be commenced relating to such infringement, potential infringement or certification, TRIS shall control and manage any such action (including without limitation, control over the settlement of such action, subject to AYTU’s consent for such settlement as provided below), and AYTU shall cooperate with TRIS and join the action as reasonably requested. Each Party shall be responsible for fifty percent (50%) of the ongoing costs and expenses (including attorney’s fees) and any damages, settlements, or judgements related to any such action. AYTU shall reimburse TRIS for AYTU’s share of such costs and expenses within thirty (30) days after the date of TRIS’ invoice for same. Any and all amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees) in prosecuting such infringement or misappropriation and the remainder shall be shared equally. TRIS shall have the right to settle such action only with the consent of AYTU, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, AYTU shall not have the right to settle such action.

7.3           License Fees to Third Parties. In the event that either AYTU or TRIS during the Term learns of any Third Party patents which may cover the manufacturing, marketing, testing or packaging of the Product in the Territory, such Party will promptly notify the other Party. The Parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk and to provide such information to each other as either Party may reasonably request. If the risk of such infringement can be avoided or substantially reduced by the taking of a Third Party license then the Parties shall use Commercially Reasonable Efforts to obtain such Third Party license, provided that the consent of both Parties, not to be unreasonably withheld, conditioned or delayed shall be required to obtain such license and shall share the costs and expenses, licensing fees and royalties during the Term payable for and under such license in accordance with the Parties’ Expense Allocation.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

7.4           Trademarks.

(a)           General. AYTU will Market the Products in the Territory, subject to Section 4.10 and Section 7.4(c)(i), under the AYTU Marks and the TRIS Trademarks.

(b)           Trademark Filing and Expenses. AYTU shall be solely responsible for the filing, prosecution and maintenance of the AYTU Marks in the Territory and all costs and expenses related thereto, and TRIS shall be solely responsible for the filing, prosecution and maintenance of the TRIS Marks in the Territory and all costs and expenses related thereto.

(c)           Trademark Infringement.

(i)           With respect to any and all claims instituted by Third Parties against TRIS or AYTU or any of their respective Affiliates for Trademark infringement involving the Marketing of the Product TRIS shall be solely responsible for, and indemnify AYTU against, any and all Losses arising out of or resulting from the use of the TRIS Marks and AYTU shall be solely responsible for, and indemnify TRIS and its Affiliates against, any and all Losses arising out of or resulting from the use of any other Trademark. If any claim is made against AYTU in connection with the use of the TRIS Marks, AYTU may cease using the TRIS Marks until such claim is favorably resolved.

(ii)           In the event that a Party becomes aware of actual or threatened infringement of a Trademark used in connection with the Product, that Party shall promptly notify the other Party in writing. AYTU shall have the right but not the obligation to bring an action with respect to such infringement against any Third Party for infringement of an AYTU Mark. TRIS shall have the right, but not the obligation to bring an action with respect to such infringement against any Third Party for infringement of a TRIS Mark. AYTU, in the case of AYTU Marks and TRIS in the case of TRIS Marks, shall bear all reasonable and documented out-of-pocket costs and expenses of the action (including court costs, reasonable fees of attorneys, accountants and other experts and other expenses of litigation or proceedings) and shall be entitled to any recovery in such infringement action.

ARTICLE VIII

MANUFACTURING STANDARDS AND QUALITY ASSURANCE

8.1           TRIS Product Warranties. TRIS hereby represents, warrants, covenants and agrees that:

(a)           All Products supplied to AYTU by TRIS under this Agreement will meet the Product Specifications as of the date that title to such Product is delivered to AYTU and TRIS shall continue to use Commercially Reasonable Efforts to rectify any deficiencies identified in the FDA Letter.

(b)           All Products supplied by TRIS hereunder will be transferred to AYTU free and clear of any liens, claims, encumbrances and security interests.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

8.2           Product Testing. TRIS shall conduct, or cause to be conducted, all physical parameters and in-process testing with respect to each batch of a Product to be supplied pursuant hereto prior to delivery thereof to AYTU. Prior to release to AYTU, TRIS shall perform quality control testing at its own expense on representative samples of each batch of Product to determine/verify it meets Product Specifications. TRIS will provide AYTU with each shipment of Product, a Certificate of Analysis certifying the Product has met Product Specifications. TRIS shall retain a sample of each batch tested for at least the shelf life of such batch, or such longer period as may be required by cGMP.

8.3           Quality Agreement. Prior to the Launch Date of the first Product to be Launched, the Parties will negotiate in good faith and enter into a separate quality agreement between the Parties with respect to Products (such agreement, as amended by the Parties from time to time, a “Quality Agreement”). The Quality Agreement shall include terms and conditions as are reasonably customary for agreements of that type taking into account each Party’s obligations under this Agreement and the requirements of Applicable Law. If there is any conflict, inconsistency or ambiguity between the provisions of the Quality Agreement and the provisions of this Agreement, then the provisions of this Agreement will govern.

8.4           Disclaimer. TRIS HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.

ARTICLE IX

TERM AND TERMINATION

9.1           Term.

This Agreement shall come into effect on the Effective Date and, unless it is earlier terminated pursuant to other provisions of this Article 9, shall expire:

(i)           as to each Product upon the expiry of the Royalty Term of such Product; and

(ii)           in its entirety upon the expiration of this Agreement with respect to the last Product Royalty Term to expire.

“Term” with respect to a Product shall mean the period from the Effective Date until the earlier of (a) the expiration of the Royalty Term for such Product or (b) termination of this Agreement with respect to such Product or in its entirety.

9.2           Termination. This Agreement may be terminated

(I) in its entirety:

(a)           immediately upon the mutual written consent of AYTU and TRIS;

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           by the other Party upon a Party’s material breach of its obligations under this Agreement, which material breach, remains uncured for ninety (90) calendar days, after the terminating Party has provided written notice of same; provided that if a Party shall have breached any payment obligation under this Agreement and such breach shall have continued for thirty (30) days after written notice thereof was provided to such Party by the other Party, then this Agreement shall terminate at the expiration of such thirty (30) day period; provided that if a Party disputes a payment obligation during such thirty (30) day period (by written notice delivered to the other Party within such period) then this Agreement will not terminate until the matter is decided against it in accordance with Section 14.3, at which time it shall immediately terminate, and further provided that a Party may make a disputed payment and reserve its rights with respect thereto;

(c)           in the event either Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any case or proceeding under the Bankruptcy Code or any other statute of any state or country relating to insolvency or the protection of creditor rights, or otherwise rejects this Agreement in any case or proceeding under the Bankruptcy Code, the other Party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents thereto or such proceeding is not dismissed within sixty (60) calendar days after the filing thereof. The Parties agree that each party may fully exercise all of its rights and elections under the Bankruptcy Code;

(d)           by TRIS upon written notice to AYTU if AYTU or its Subsidiaries directly, or indirectly by controlling, providing assistance or direction to a Third Party, (i) file an action seeking to invalidate or challenge the validity or enforceability of, (ii) oppose any extension of, or (iii) commence any interference or opposition proceeding with respect to, any Patent included in TRIS Intellectual Property Rights (“TRIS Patent Rights“) and listed in the FDA Orange Book with respect to the Products (each such action, a “AYTU Patent Challenge”). AYTU will include provisions in any agreement entered into with a Sublicensee providing that if the Sublicensee or its Affiliates undertake or threaten an AYTU Patent Challenge with respect to any TRIS Patent Rights under which the Sublicensee is granted the right to Market a Product, AYTU will be permitted to terminate such sub-licensed rights. If such a Sublicensee of AYTU (or an Affiliate of such Sublicensee) undertakes an AYTU Patent Challenge of any such TRIS Patent Right relating to a Product, then AYTU upon receipt of notice from TRIS of such AYTU Patent Challenge will terminate the applicable sublicense agreement. In connection with such sublicense termination, AYTU shall cooperate with TRIS’ reasonable requests to cause such a terminated Sublicensee to discontinue activities with respect to such Product;

(e)           by TRIS, upon thirty (30) calendar days prior written notice to AYTU, at any time after twenty-four (24) months following a Third Party Generic Launch, in the event that for any full calendar year commencing after such twenty-four month period, the sum of (i) TRIS’ Royalty Payments and (ii) TRIS’ share of Gross Margin from the sale of AG Products is less than [**].

(II) with respect to a Product:

(a)
by either Party immediately upon written notice to the other Party if a permanent injunction is issued preventing the sale of such Product in the Territory; and

(b)
by AYTU, as provided in Section 5.7(e).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

9.3           Effect of Termination or Expiration

Following the expiration of the Term with respect to a Product in the Territory pursuant to Section 9.1(i), each Party shall have a non-exclusive, royalty-free, perpetual, irrevocable and sublicensable right and license to Market, sell, have sold, distribute and otherwise exploit such Product in the Territory. For the avoidance of doubt, nothing in this Section 9.3 shall obligate either Party to transfer any technology to enable the other Party to exercise any such right or license.

(a)           Upon termination of this Agreement in its entirety or with respect to a Product:

(i)           TRIS’ obligations to manufacture and supply the terminated Products to AYTU pursuant to this Agreement shall terminate;

(ii)           Subject to Section 9.3(e), AYTU shall no longer have the right to Market, distribute or sell the terminated Products in the Territory and all licenses and rights granted to AYTU by TRIS pursuant to under this Agreement shall terminate; (iii) to the extent requested by TRIS, AYTU shall promptly transfer and convey to TRIS, at AYTU’s expense, ownership of all Regulatory Documentation Controlled by AYTU or its Affiliates at the date of such termination for terminated Products in the Territory, including the Product NDAs and provide TRIS with reasonable assistance in connection with such transfer and assumption of responsibility for any Regulatory Documentation or Regulatory Approvals in AYTU’s name for terminated Products;

(iv)           TRIS may repurchase all or a portion of the terminated Products in AYTU’s inventory at the Transfer Price plus AYTU’s reasonable documented out-of-pocket costs associated with shipping and handling;

(v)           Upon TRIS’ written request, AYTU shall take delivery and pay for terminated Product previously ordered or subject to the binding portion of the Forecast (the “Take and Pay Event”);

(vi)           AYTU shall no longer have the right to market, distribute or sell the terminated Product in the Territory; provided, that, if the Take and Pay Event occurs, AYTU may sell Product in its possession or so purchased pursuant to the Take and Pay Event, provided, further, that AYTU makes Royalty Payments to TRIS on such sales in accordance with Section 6.3;

(vii)           subject to Section 9.3(d), AYTU shall promptly transfer to TRIS, at AYTU’s expense, all data, reports, records and materials that relate to the terminated Product;

(viii)          subject to Section 9.3(d), each Party shall promptly return to the other Party all records and materials in the Party’s possession or control containing Confidential Information of the other Party relating to the terminated Product;

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(ix)           To the extent AYTU owns or holds any right, title or interest in any AYTU Product Trademarks or any internet domain registrations for any AYTU Product Trademarks, under or pursuant to which the terminated Product has been or is being Marketed and under which no non-terminated Product is Marketed, AYTU shall promptly assign and convey ownership of the same to TRIS, free of cost, expense or other payment other than AYTU’s reasonable documented out-of-pocket costs associated with the assignment and/or conveyance, which shall be reimbursed by TRIS;

(x)           AYTU shall promptly provide to TRIS copies of all contracts entered into by AYTU or its Subsidiaries that are related to the Product and are not multi-product contracts and shall assist TRIS in understanding the nature of any multi product contracts that cover the terminated Product, and at TRIS’ request, to the extent requested by TRIS, AYTU shall, and shall cause its Subsidiaries to, promptly assign (without relieving AYTU of any pre-assignment liability under such other agreement and without TRIS assuming any pre-assignment liabilities of AYTU under such other agreement) to TRIS to the extent it (or its Subsidiaries) may legally and contractually do so, any other contracts that are solely related to the terminated Product (collectively, such contracts that are solely related to the terminated Product, the “Product Contracts”) and AYTU shall and shall cause its Subsidiaries to assist TRIS in the transition of such agreements and arrangements upon TRIS’ reasonable request and at no charge to TRIS (except for reimbursement of reasonable and documented out-of-pocket expenses incurred in rendering such assistance); and

(xi)           all of TRIS’ obligations to AYTU under this Agreement (including, without limitation, under Section 3.3) shall terminate.

(b)           If this Agreement is terminated by a Party as a result of the other Party’s breach pursuant to Section 9.2(I)(b) or as a result of an event described in Section 9.2(I)(c) occurring with respect to the other Party or by TRIS pursuant to Section 9.2(I)(d), then, in addition to the remedies provided herein, the terminating Party shall have such other remedies available to it in law and in equity.

(c)           Termination of this Agreement with respect to a Product or in its entirety by either Party for any reason will not release the other from any obligation to pay any royalties or make any payments described in this Agreement which were accrued prior to the effective date of termination.

(d)           Within thirty (30) days of the effective date of any termination of this Agreement, each Party shall cooperate with the other Party in transferring to such other Party or destroying (as the other Party may elect), and causing its Subsidiaries to transfer or destroy (as applicable), all Confidential Information to which a Party does not retain rights hereunder, except that the Party with an obligation to return or destroy such Confidential Information may retain one copy of any data, reports, records, files and materials and other Confidential Information for the purpose of performing any obligations under this Agreement that may survive such termination or for archival purposes, or for exercising its rights under Section 9.3(e)

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(e)           Notwithstanding the termination of AYTU’s licenses and other rights under this Agreement, except if this Agreement is terminated pursuant to Section 9.2(II)(a), AYTU and its Subsidiaries shall have the right for one (1) year after the effective date of such termination to sell or otherwise dispose of all Product then in its inventory, as though this Agreement had not terminated, including, without limitation, paying the Royalty Payments to TRIS on such sales and any amount that becomes payable pursuant to Section 3.6 as a result of such sales.

(f)           The provisions of this Section 9.3 are not intended to be exclusive and are without prejudice to the rights of the Parties to seek any other rights and remedies that they may have under this Agreement, at law or in equity or otherwise.

9.4           Survival.

(a)           Upon termination or expiration, this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: Sections 2.1(d), 2.1(e), 2.3, 4.10(b), 5.5, Article VI (with respect to sales and purchases of Product during the Term (or, if applicable, pursuant to Section 9.3(e) or 9.3(a)(v) or (vi))), Article VII, Article VIII, Section 9.3; this Section 9.4; Article X, Article XIII, Article XIV and any other provision of this Agreement that by its terms, or the context thereof, is intended to survive such expiration or termination. The rights and remedies provided in this Article IX shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b)           Any termination or expiration of this Agreement shall not affect any right or claim hereunder that arises prior to such termination or expiration, which claims and rights shall survive any such termination, including, without limitation, any claim for indemnification under Article XIII or any claims for payments of Transfer Price, Royalty Payments or milestone payments.

ARTICLE X – CONFIDENTIALITY

10.1           Confidentiality and Non-Use Obligations.

(a)           In carrying out its obligations under this Agreement, each Party will be sharing confidential and proprietary data and information (“Confidential Information”) with the other Party. Except as expressly permitted by this Agreement, each Party shall, and shall cause its Subsidiaries to, treat Confidential Information received or deemed to be received from the other Party (the “Disclosing Party”) or its Subsidiaries as it treats its own proprietary information of like nature and importance. During the Term and for a period of five (5) years thereafter (indefinitely with respect to trade secrets), the Party in receipt of the Disclosing Party’s Confidential Information (the “Receiving Party”) shall not disclose, divulge or otherwise communicate such Confidential Information to any Person, or use it for any purpose except pursuant to and in order to carry out its obligations and exercise its rights under this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party’s directors, officers, employees, Subsidiaries, consultants, subcontractors, sublicensees or agents and in TRIS’ case to its Affiliates to the extent reasonably necessary to carry out its obligations and exercise its right under this Agreement, provided that such directors, officers, employees, Subsidiaries, consultants, subcontractors, sublicensees or agents or in TRIS’ case its Affiliates have been advised of the confidential nature of such information and have agreed to maintain such information as confidential to the same extent required by this Article 10.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           Confidential Information shall not include information that the Receiving Party can demonstrate:

(i)           was known by the Receiving Party or its Subsidiaries prior to the date it was disclosed to the Receiving Party or its Subsidiaries by the Disclosing Party or its Subsidiaries, as evidenced by the prior written records of the Receiving Party or its Subsidiaries;

(ii)           is lawfully disclosed to the Receiving Party or its Subsidiaries by a Third Party rightfully in possession of such information and not subject to obligations of confidentiality with respect thereto, either before or after the date of the disclosure to the Receiving Party or its Subsidiaries;

(iii)           becomes generally known to the public through no act or omission on the part of the Receiving Party or its Subsidiaries or sublicensees, either before or after the date of the disclosure to the Receiving Party or its Subsidiaries; or

(iv)           is independently developed by the Receiving Party or its Subsidiaries without reference to or reliance upon any Confidential Information of the Disclosing Party or its Subsidiaries as established by probative documentary evidence.

(c)           The restrictions set forth in this Article X shall not prevent either Party from disclosing Confidential Information (i) in connection with preparing, filing, prosecuting or maintaining the TRIS Patent Rights, (ii) to Governmental Authorities to the extent required or desirable to obtain a Regulatory Approval, (iii) to the Former Owner, as contemplated to comply with the obligations expressly referred to in this Agreement (and in the case of TRIS, as otherwise required by the Asset Sale Agreement), (iv) to potential private investors and lenders and potential lenders (in each case, under a customary confidentiality agreement) in connection with fundraising activities or compliance with existing obligations, (v) to underwriters and financial advisors (under an obligation of confidentiality) in connection with the public offering of securities, (vi) to actual or prospective licensees, sublicensees, distributors and subcontractors (under a confidentiality agreement at least as restrictive as the provisions of this Article 10, provided that the term of confidentiality shall be no less than five (5) years from the date of disclosure), or (vii) that is reasonably determined is required to be disclosed by the Receiving Party (to comply with applicable securities or other laws) to public investors or governmental agencies in connection with the public offering of securities, or (viii) in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by law; provided that in all of the above cases (i) to (viii), the Party disclosing Confidential Information of the Disclosing Party shall use all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party and to take reasonable and lawful actions to avoid or limit such disclosure or to assist the Disclosing Party in avoiding or limiting such disclosure.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d)           Further, either Party may also disclose the existence and terms of this Agreement to its attorneys and advisors, to potential acquirors in connection with a potential sale of such Party’s business operations and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential permitted assignees or sublicensees, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement.

(e)           Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

(f)           Notwithstanding anything contained herein to the contrary, that certain Confidentiality Agreement, dated as of October 8, 2018, by and between the Parties shall remain in full force and effect for any breaches of same prior to the date hereof and information disclosed thereunder shall also be deemed disclosed hereunder and following the Effective Date this Agreement shall control with respect to such information.

10.2           Press Releases and Public Announcements. Neither Party shall issue any other news release or make any other public announcement, written or oral, relating to this Agreement, including its terms, or any Products without the prior approval of the other Party, except solely to the extent a Party is advised by its legal counsel that the same is required by law (in which case the disclosing party shall provide the other Party with such reasonable advance notice and opportunity to comment thereon as it reasonably can) or as otherwise permitted pursuant to Section 10.1(c); provided, however, the contents of any such announcement or similar publicity that has been previously reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. Each Party shall limit public disclosure of the financial terms set forth in this Agreement to the minimum extent required by law (by, for example, requesting confidential treatment of such terms in documents required to be filed with the U.S. Securities and Exchange Commission); provided, however, the Parties may, after any required public disclosure for compliance with any Applicable Law, including securities laws, reference such financial terms in news releases or oral statements without seeking approval from the other Party.

The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

ARTICLE XI – REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1           Legal and Governmental Compliance. Each Party shall comply with all Applicable Laws, relating to the activities undertaken by such Party hereunder.

11.2           TRIS Representations, Warranties and Covenants. TRIS represents, warrants and covenants to AYTU that the following are true and correct as of the date stated therein, or if none is specified then as of the date hereof:

(a)           TRIS is a corporation duly organized, validly existing, and in good standing under the applicable laws of incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b)           TRIS has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of TRIS. This Agreement has been duly and validly executed by TRIS and is the valid and binding obligation of TRIS, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s right and remedies generally.

(c)           The execution, delivery and performance of this Agreement does not, and the consummation of the transactions herein contemplated will not violate any order, judgment or decree binding on TRIS, or result in a breach of any term of the certificate of incorporation or by-laws of TRIS or any contract, agreement or other instrument to which TRIS is a party or, to TRIS’ knowledge, violate any law, rule or regulation applicable to TRIS, except in each case to an extent not material to TRIS’ compliance with its obligations under this Agreement.

(d)           There are no judicial, arbitrable, regulatory or administrative proceedings or investigations, claims, actions or suits settled or pending against or, to TRIS’ Knowledge, threatened against TRIS or its Affiliates in any court or by or before any Governmental Authority (including in the form of any offer to obtain a license as a result of the offering Person believing such license was required by TRIS not to infringe the intellectual property rights of such offering Person), which would adversely affect TRIS’ compliance with its obligations under this Agreement.

(e)           TRIS follows, and will continue to follow during the Term (and after the Term to the extent necessary to implement the provisions of Article X), reasonable commercial practices common in the pharmaceutical industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Persons who are not Subsidiaries pursuant to written confidentiality and non-disclosure agreements.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(f)           TRIS is not listed by a United States Governmental Authority as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the United States. To TRIS’ Knowledge, it has not and will not use the services of any persons debarred under 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the manufacture of the Products. TRIS also warrants that neither TRIS nor, to its Knowledge, any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the development or approval, including the process for development or approval, of any drug product, new drug application or abbreviated new drug application and neither TRIS nor to its Knowledge, any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the regulation of any product under the FD&C Act.

(g)           Except as otherwise provided in this Agreement, TRIS shall use Commercially Reasonable Efforts to obtain and maintain all necessary licenses, permits and approvals required by the FDA and other Governmental Authorities in the United States in connection the manufacture of the Products. TRIS shall promptly notify AYTU of any adverse regulatory action related to the Product of which it becomes aware. TRIS has provided AYTU with a complete and correct copy of the FDA Letter through the following link:

https://www.fda.gov/iceci/enforcementactions/warningletters/ucm603613.htm

(h)           To TRIS’ Knowledge: (i) TRIS’ Product Technology does not infringe any valid U.S. patent granted as of the Effective Date; (ii) neither TRIS nor any of its employees has violated or misappropriated any trade secret of a Third Party relating to or in respect of the Product; and (iii) TRIS has not committed inequitable conduct before the United States Patent and Trademark Office, which would adversely affect the validity, enforceability, term or scope of any TRIS Patent Rights Covering the Products listed in the Orange Book.

(i)           TRIS is the sole and exclusive legal and beneficial owner of the NDA for Tuzistra XR and has the right to transfer all right, title and interest thereto to AYTU free and clear of any liens imposed by TRIS; TRIS has the unconditional and irrevocable right, power and authority to grant to AYTU the rights granted hereunder; neither TRIS’ grant of the license and other rights to AYTU, nor its performance of any of its obligations, conflicts with or violates any Applicable Law, or requires the consent, approval or authorization of any governmental or regulatory authority or other Third Party; and TRIS has not brought or threatened any claim (still outstanding) against any Third Party alleging infringement of any TRIS Patent Rights listed in the Orange Book for Tuzistra XR, nor, to its Knowledge, is any Third Party infringing or, to its Knowledge, preparing or threatening to infringe, or practicing any claim of any Patent application, included in the TRIS Patent Rights listed in the Orange Book for Tuzistra XR.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(j)           TRIS is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act, in any manner that would be in violation of the Securities Act and with no present intention of distributing or reselling, or granting any participation in, any part thereof. TRIS has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy any Shares from anyone, so as to bring the offer and sale of any Shares within the registration requirements of the Securities Act and does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Shares (except it must pledge such Shares to its lender). TRIS will not sell, convey, transfer or offer for sale any of the Shares it acquires except in compliance with the Securities Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom. TRIS understands that the Shares will not be registered under the Securities Act or any state securities laws by reason of their issuance by AYTU in a transaction exempt from the registration requirements thereof and as such are “restricted securities” and (b) the Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder. TRIS further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to AYTU as specified under Rule 144 promulgated under the Securities Act which are outside of TRIS’ control.

(k)           TRIS is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. TRIS has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment for an indefinite period of time.

(l)           Attached hereto as Schedule 11.2(l) is an extract of a royalty report delivered to TRIS by the Former Owner to TRIS showing the deductions from gross sales in calculating net sales under a “Net Sales” definition which contains the same deductions for Net Sales as used in this Agreement.

(m)           TRIS has provided AYTU a true and correct copy of the Asset Sale Agreement, which has not been amended since the date of delivery.

Except as set forth in Section 8.1 and this Section 11.2, but without limiting its obligations under this Agreement, TRIS expressly disclaims all representations and warranties relating to the Products.

11.3           Representations, Warranties and Covenants of AYTU.

AYTU represents, warrants and covenants to TRIS that the following are true and correct as of the date stated therein, or if none is specified then as of the date hereof:

(a)           AYTU is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           AYTU has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AYTU. This Agreement has been duly and validly executed by AYTU and is the valid and binding obligation of AYTU enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c)           The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on AYTU or result in a breach of any term of the certificate of incorporation or by-laws of AYTU or any contract, agreement or other instrument to which AYTU is a party, or, to AYTU’s knowledge, violate any law, rule or regulations applicable to AYTU, except in each case to an extent not material.

(d)           AYTU follows and will continue to follow during the Term (and after the Term to the extent necessary to implement the provisions of Article X), reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Persons who are not Subsidiaries pursuant to written confidentiality and nondisclosure agreements.

(e)           Without limiting anything herein, AYTU shall materially comply with all Applicable Laws in performing this Agreement, including all Marketing, promotional or advertising activities conducted by it or its Subsidiaries.

(f)           AYTU is not listed by a United States Governmental Authority as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the United States. To AYTU’s Knowledge, it has not and will not use the services of any persons debarred under 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the manufacture of the Products. AYTU also warrants that neither AYTU nor, to its Knowledge, any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the development or approval, including the process for development or approval, of any drug product, new drug application or abbreviated new drug application and neither AYTU nor to its Knowledge, any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the regulation of any product under the FD&C Act.

(g)           There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits pending against or, to AYTU’s knowledge, threatened against AYTU or its Subsidiaries in any court or by or before any Governmental Authority, which would adversely affect AYTU’s compliance with its obligations under this Agreement.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(h)           AYTU shall be responsible for storing Products under appropriate conditions as specified in Labeling and for distribution in full compliance with the applicable cGMP standards, the Regulatory Approvals, the FD&C Act and Applicable Law. AYTU shall have received and shall be in current compliance with all approvals of any Governmental Authority as may be required to Market a Product pursuant to this Agreement.

(i)           AYTU shall register and sell the Products only using National Drug Codes that reflect AYTU as the distributor.

(j)           AYTU shall be responsible for all price reporting for the Products to any and all governmental agencies, as well as any Third Party pricing publications.

(k)           AYTU shall be responsible for all rebates, whether required by contract or state or federal law, for the Products.

(l)           AYTU shall take all reasonable actions to ensure that all discounts and price reductions offered to its customers and included in the definition of Net Sales fall within the discount safe-harbor to the federal anti-kickback statute, as described in 42 U.S.C. 1320a- 7b(b)(3)(A) and 42 C.F.R. 1001.952(h).

(m)           As of the Effective Date AYTU will have, and will have during the Term, sufficient capital reserves and financial resources to make the payments to be made to TRIS, at the time and in the amount provided in this Agreement, and to satisfy its obligations to Market the Products in the Territory as provided herein.

(n)           The Shares are duly authorized and, when issued pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by AYTU. The shares of Common Stock issuable upon conversion of the Shares when issued will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by AYTU. AYTU will at all times have reserved from its duly authorized capital stock the number of shares of Common Stock into which the Shares are then convertible. The Shares have not been registered under the Securities Act and are being issued in reliance on an exemption under the Securities Act.

(o)           A true and correct copy of the Certificate of Designations for the Series D Preferred Stock has been delivered to TRIS and has not been amended since the date of delivery and such Certificate of Designations has been duly filed with, and accepted for filing by, the Secretary of State of Delaware.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(p)           AYTU has filed all reports, schedules, forms, statements and other documents required to be filed by AYTU under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of the later of their respective dates or the most recent amendment to a respective SEC Report, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of AYTU included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of AYTU and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(q)           All of the written disclosure furnished by or on behalf of AYTU to TRIS regarding the transactions contemplated hereby, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(r)           Assuming the accuracy of TRIS’ representations and warranties set forth in Section 11.2(i) and 11.2(j), no registration under the Securities Act is required for the offer and sale of the Shares, by AYTU to TRIS as contemplated hereby.

(s)           The Shares will be issued with restrictive legends preventing the resale of the Shares unless the requirements of Rule 144 under the Securities Act have been met, including without limitation the holding periods imposed by Rule 144. To the knowledge of AYTU, no legend on the Shares, or any restrictions imposed by AYTU with respect thereto, will prevent TRIS from pledging such Securities; provided that such pledged securities will continue to bear the restrictive legends under Rule 144. Once the holding periods and other conditions under Rule 144 have been satisfied, AYTU will reasonably cooperate during and after the Term in enabling TRIS to remove the restrictive legends on the Shares and any shares of common stock into which they may be converted.

(t)           AYTU has determined that no filing is necessary under the HSR Act because the size of transaction embodied in this Agreement is less than $84.4 million.

(u)           AYTU shall comply with the provisions of Section 6.7 of the Asset Sale Agreement with respect to any payments of accounts receivable of the Former Owner received by AYTU or any of its Affiliates and provide TRIS written notice thereof.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(v)           AYTU will comply with the last sentence of Section 7.8 of the Asset Sale Agreement, regarding withdrawal of the Former Owners NDC numbers for the Products, as if it were TRIS.

11.4           Limitation on Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND BOTH PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR A WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. IN ADDITION, EACH PARTY UNDERSTANDS AND AGREES THAT NEITHER PARTY WARRANTS NOR COMMITS THAT THE CCP-08 PRODUCT WILL RECEIVE APPLICABLE REGULATORY APPROVAL.

ARTICLE XII – RESERVED

ARTICLE XIII - INDEMNIFICATION; INSURANCE

13.1           Indemnification.

(a)           AYTU Indemnification. AYTU agrees to indemnify and hold forever harmless TRIS and its Affiliates and each of their agents, directors, officers and employees (each such person, a “TRIS Indemnified Party”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (“Claims”) to the extent arising from or in connection with (i) the Marketing, use, the offer for sale, sale or distribution of the Product or any Competing Product by AYTU or its Subsidiaries or Sublicensees in the Territory; (ii) infringement or misappropriation of any copyright or Trademark (other than TRIS Marks) arising out of the Marketing of a Product or any Competing Product in the Territory; (iii) the breach or inaccuracy of any representations, warranties or covenants made by AYTU in this Agreement; (iv) a Recall described in Section 5.5(b); and (v) the gross negligence or willful misconduct of AYTU or its Subsidiaries or Sublicensees or any of their agents, directors, officers or employees; provided, however, that AYTU shall not be obligated to indemnify any TRIS Indemnified Party pursuant to this Section 13.1(a) for any Losses to the extent TRIS is obligated to indemnify an AYTU Indemnified Party for such Losses pursuant to Section 13.1(b).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           TRIS Indemnification. TRIS agrees to indemnify and hold forever harmless AYTU and its Affiliates and each of their agents, directors, officers and employees (each such Person, a “AYTU Indemnified Party”) from and against any Losses in connection with any and all Third Party Claims to the extent arising from or in connection with: (i) the Marketing, use, the offer for sale, sale or distribution of any Competing Product by TRIS or its Subsidiaries or their subdistributors in the Territory; (ii)) the breach or inaccuracy of any representations, warranties or covenants made by TRIS in this Agreement; (iii) TRIS’, its Subsidiaries’ or an Approved Manufacturer’s manufacture and supply of a Product that does not meet Product Specifications or such Product Warranties provided in Section 8.1 at the time of delivery or during the shelf life of such Product; (iv) the gross negligence or willful misconduct of TRIS or its Affiliates or any of their agents, directors, officers or employees; (v) a Recall described in Section 5.5(a); and (vi) the Marketing, use, the offer for sale or distribution of an AG Product by TRIS or its Affiliates or their subdistributors; provided, however, that TRIS shall not be obligated to indemnify any AYTU Indemnified Party pursuant to this Section 13.1(b) for any Losses to the extent AYTU is obligated to indemnify a TRIS Indemnified Party for such Losses pursuant to Section 13.1(a).

13.2           Procedure. The indemnities set forth in this Article XIII are subject to the condition that the Party seeking indemnity shall forthwith notify the other Party on being notified or otherwise made aware of a suit, action or claim and that the indemnifying Party defend and control any proceedings, with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided that the indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). The Parties shall cooperate in the defense of any Third Party claim. The Parties acknowledge and agree that the indemnity provisions of Section 13.1 shall comprise the Parties’ sole remedy relating solely to the items for which indemnity is described and provided in Sections 13.1(a) and (b) above.

13.3           Other Product Liability Claims. To the extent either Party incurs any Losses arising from or in connection with any claim based on product liability with respect to the Products to the extent arising from the actions not subject to the indemnity obligation set forth in Sections 13.1(a) and 13.1(b), above (“Product Claim”) such Losses shall be shared by the Parties during the Term in accordance with such Party’s Expense Allocation, determined at the effective date of such recovery. Neither Party shall enter into any settlement of a Product Claim, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

13.4           DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY COVER, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT PROVIDED HOWEVER, (A) THE LIMITATION OF LIABILITY IN THIS SECTION 13.4 SHALL NOT APPLY IN THE CASE OF A PARTY’S OR ITS SUBSIDIARIES’ BREACH OF ITS OBLIGATIONS UNDER SECTION 3.3 OR ARTICLE X AND (B) A PARTY WILL BE LIABLE FOR SUCH DAMAGES TO THE EXTENT IT IS OBLIGATED TO INDEMNIFY THE OTHER PARTY (OR ANY OF SUCH OTHER PARTY’S AFFILIATES) UNDER THIS AGREEMENT IN RESPECT OF A THIRD PARTY CLAIM AGAINST SUCH OTHER PARTY (OR ANY OF SUCH OTHER PARTY’S AFFILIATES) THAT INCLUDES SUCH DAMAGES.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

13.5           Insurance. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, which meets the following requirements:

(a)           the insurance shall insure such Party against all liability related to its activities relating to the development, manufacture or sale of a Product (whether such Party’s liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(b)           the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed product maintained by such Party cover less than [**] per occurrence (or claim) and an annual aggregate of [**]. All such policies shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policies or their cancellation.

ARTICLE XIV – MISCELLANEOUS

14.1           Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or Losses on account of failure of performance by the defaulting Party if the failure is occasioned by any cause (a “Force Majeure Event”) beyond the reasonable control of the defaulting Party, including, without limitation, such Force Majeure Events as government action (including, without limitation, the issuance of a temporary injunction, preventing the manufacture or sale of a Product in the Territory), war, fire, explosion, flood, embargo, unavailability of, or shortage of raw materials or other materials, unavailability or shortage of testing solvents or materials, failure of equipment despite regular maintenance, or act of God, provided that the Party claiming force majeure event has exerted all reasonable efforts to avoid or remedy such force majeure event and given prompt notice to the other Party. The affected Party shall exert Commercially Reasonable Efforts to remedy the Force Majeure Event promptly, perform its obligations under this Agreement to the extent feasible given the Force Majeure Event, and give the other Party prompt written notice when it is again fully able to perform such obligations.

14.2           Notices. All notices or other communications given pursuant hereto by one Party hereto to the other Party shall be in writing and shall be deemed given (a) when delivered by messenger, (b) when received by the addressee, if sent by express mail, Federal Express or other express delivery service (receipt requested) or (c) three (3) days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopy number set forth below (or to such other addresses and telecopy numbers as a Party may designate as to itself by prior advance written notice to the other Party):

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Notices for TRIS shall be sent to:

TRIS Pharma, Inc.
2033 Route 130, Suite D
Monmouth Junction, NJ 08852
Attn: President
Email: kmehta@trispharma.com

Notices for AYTU shall be sent to:

Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
Attn: Chief Executive Officer
Email: josh.disbrow@aytubio.com

14.3           Governing Law; Dispute Resolution.

(a)           This Agreement shall be governed by the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to any sales of goods effected under this Agreement.

(b)           The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of a material breach or dispute arising out of or relating to this Agreement (collectively, a “Dispute”) through negotiations between senior executives of AYTU and TRIS. The senior executives shall meet promptly to discuss the matter submitted and to attempt to determine a resolution. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute (the “Executive Resolution Period”), then the Parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the Parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

(c)           All Disputes relating in any way to this Agreement, and not resolved in accordance with the immediately preceding paragraph, shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as then in effect. In the event either Party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within ninety (90) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be conducted in English and held in New York, New York and shall be before a single arbitrator selected by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association regarding the selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible, but not more than thirty (30) days after the hearing.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d)           Notwithstanding the foregoing, prior to or following the appointment of an arbitrator, either Party may seek from any court having jurisdiction hereof any interim, provisional, or injunctive relief that may be necessary to protect the rights or property of any Party or maintain the status quo. The institution or maintenance of any judicial action or proceeding for any such interim, provisional, or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the Dispute to arbitration.

(e)           Notwithstanding anything to the contrary in this Agreement, any disputes regarding TRIS’ rights with respect to the Shares may be brought by TRIS in a court of competent jurisdiction.

(f)           Notwithstanding the foregoing, if a dispute involves Sections 11.3(u), 11.3(v), the last two sentences of Section 2.4, or royalties payable to the Former Owner or taxes thereon, either Party may bring an action in the courts of the State of New York sitting in New York County, New York or in the U.S. District Court for the Southern District of New York, and waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. The consents to jurisdiction in this paragraph will not constitute general consents to service of process in the State of New York for any purpose except as provided in this paragraph.

14.4           Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

14.5           No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

14.6           Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of any term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each such term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is held to be invalid or unenforceable.

14.7           Entire Agreement. This Agreement together with the Exhibits and Schedules hereto, and the Confidentiality Agreement described in Section 10.1(f), sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understandings between the Parties with respect to matters covered by this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

14.8           Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Person, provided, however, that any Party may assign or transfer this Agreement to (i) (A) any Subsidiary of such Party, or (B) any direct or indirect parent of such Party which is an operating company in the business of manufacturing or distributing prescription pharmaceuticals and which owns (on a fully diluted basis) the majority of the total voting power (unrestricted in the exercise of such power by a voting or similar agreement) of shares of stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors of such Party, in each case, on thirty (30) days’ written notice to the other Party, provided that the assigning Party shall remain primarily liable for all obligations of assignee and assignee shall be liable for all obligations of assignor before or after such assignment, and assignor shall execute a guarantee in form and substance acceptable to the other Party, or (ii) to any Third Party successor by merger of such Party, or to a Third Party purchaser of all or substantially all of such assets of, or stock of the line of business to which this agreement relates, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. For the avoidance of doubt, and notwithstanding anything else to the contrary contained in this Agreement, the reference to the term “Affiliates” or “Affiliate” of a Party, in the provisions of this Agreement, shall not imply that any rights or obligations under this Agreement may be assigned to any such Affiliate, except in accordance with the foregoing provisions of this Section 14.8 or as expressly provided herein; provided, that, TRIS or any of its Affiliates shall have the right to Market an AG Product in the Territory in accordance with the terms and conditions set forth in Section 6.9, and TRIS shall have the right to assign any such rights to any of its Affiliates.

14.9           Facsimile Execution. This Agreement may be executed in pdf or facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

TRIS PHARMA, INC.

By: /s/ Peter Cicino
Name: Peter Cicino
Title: CFO & SVP Corporate Dev.

AYTU BIOSCIENCE, INC.

By: /s/ Joshua Disbrow
Name: Joshua Disbrow
Title: Chief Executive Officer

Attachments:
Schedule I - TRIS Knowledge Representatives
Schedule II - AYTU Knowledge Representatives
Schedule 11.2(1) - Historical Deductions from Gross Sales in Determining Net Sales

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

SCHEDULE I

TRIS Knowledge Representatives

Ketan Mehta, President and Chief Executive Officer
Peter Ciano, Senior Vice President, Corporate Development/Acting CFO

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

SCHEDULE II

AYTU Knowledge Representatives

Josh Disbrow, CEO
Jarrett Disbrow, COO
David Green, CFO

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

SCHEDULE 11.2(l)

Historical Deductions from Gross Sales for Calculation of Net Sales*

Managed Care rebates
Launch and Promo discounts
Pharmacy Stocking incentive
Prompt payment discount
Returns and adjustments
Government Channel
Chargebacks
Wholesaler DSA fee for service
Coupon Program (co-pay card)
Coupon Program (e Voucher)

* Although not included in the above extract of a royalty report delivered to Tris by the Former Owner, the above is not intended to limit other deductions contemplated within definition of Net Sales. Without limiting the generality of the foregoing, it is expected that payor rebates and associated administrative fees may be deducted from gross sales in calculating Net Sales.